Filed pursuant to Rule 424(b)(5)
Registration File No. 333-122827
Prospectus supplement
To prospectus dated February 15, 2005.
3,000,000 Shares of Common Stock
This prospectus supplement relates to the issuance and sale of up to 3,000,000 shares of our common stock, par value $0.001 per share. Sales of shares of our common stock under this prospectus supplement will be made at a price of $1.54 per share.
Our common stock trades on the NASDAQ Capital Market (NASDAQ) under the symbol “VLNC.” On October 18, 2007, the last reported sales price of our common stock on the NASDAQ was $1.54 per share.
We have retained Wm. Smith & Co. to act as our placement agent in this offering. We have agreed to pay Wm. Smith & Co. 6.0% of the gross proceeds of the sales price per share. The placement agent is not required to sell any specific number or dollar amount of securities offered in this offering, but will use their commercially reasonable efforts to arrange for the sale of the securities offered.
In connection with the sale of common stock on our behalf, the placement agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of the placement agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
Investing in our securities involves significant risks. See the section entitled “Risk Factors” beginning on page S-1 of this prospectus supplement to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.
Wm. Smith & Co.
The date of this prospectus supplement is October 19, 2007.

PROSPECTUS SUPPLEMENT

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ABOUT THIS PROSPECTUS SUPPLEMENT
     This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This prospectus supplement provides you with specific details regarding this offering, including the price, the amount of common stock being offered and the risks of investing in our common stock. The accompanying prospectus provides you with more general information, some of which does not apply to this offering of our common stock. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. You should read and consider the information in both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
RISK FACTORS
     Any investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information included in this prospectus supplement and the accompanying prospectus, in evaluating us, our business and an investment in our stock. The risk discussed below are not the only risks facing us. Additional risks and uncertainties, not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the events described below occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly. The risks discussed below may include forward-looking statements, and our actual results may differ substantially from those discussed in the forward-looking statements. You should read the section entitled “Forward-Looking Statements” immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of those statements in the context of this prospectus supplement.
Risks Related to Our Business
There is doubt about our ability to continue as a going concern
We have experienced significant operating losses in the current and prior years. At March 31, 2007, our principal sources of liquidity were cash and cash equivalents of $1.2 million. Historically, Mr. Carl Berg, our chairman of the board and principal shareholder, has funded or operations. Although Mr. Berg may continue to fund the Company’s operations he is under no obligation to do so. We intend to improve our liquidity by the continued monitoring and reduction of manufacturing, facility and administrative costs. However, notwithstanding these efforts, we do not expect that our cash on hand and cash generated by operations will be sufficient to fund our operating and capital needs beyond the next three months. As a result of our limited cash resources and history of operating losses, our auditors have expressed in their report on our consolidated financial statements included herein that there is substantial doubt about our ability to continue as a going concern. We presently have no further commitments for financing by Mr. Berg or any other source. If we are unable to obtain financing from Mr. Berg or others on terms acceptable to us, or at all, we may be forced to cease all operations and liquidate our assets.
We have encountered problems in our production processes that have limited our ability at times to produce sufficient batteries to meet the demands our customers. If these issues recur and we are unable to timely resolve these problems, our inability to produce batteries will have a material adverse impact on our ability to grow revenues and maintain our customer base.
During fiscal 2006, we experienced problems in our production processes that limited our ability to produce a sufficient number of batteries to meet the demands of our customers. These production issues have had a negative impact on gross margins as manufacturing yields have suffered. Any inability to timely produce batteries may have a material adverse impact on our ability to grow revenues and maintain our customer base.
Our limited financial resources could materially affect our business, our ability to commercially exploit our technology and our ability to respond to unanticipated development, and could place us at a disadvantage to our competitors.
Currently, we do not have sufficient capital resources, sales and gross profit to generate the cash flows required to meet our operating and capital needs. As a consequence, one of our primary objectives has been to reduce expenses and overhead, thus limiting the resources available to the development and commercialization of our technology. Our limited financial resources could materially affect our ability, and the pace at which, we are able to commercially exploit our Saphion® technology. For example, it could:
•	limit the research and development resources we are able to commit to the further development of our technology and the development of products that can be commercially exploited in our marketplace;

•	limit the sales and marketing resources that we are able to commit to the marketing of our technology;

•	have an adverse impact on our ability to attract top-tier companies as our technology and marketing partners;

•	have an adverse impact on our ability to employ and retain qualified employees with the skills and expertise necessary to implement our business plan;

•	make us more vulnerable to failure to achieve our forecasted results, economic downturns, adverse industry conditions or catastrophic external events;

•	limit our ability to withstand competitive pressures and reduce our flexibility in planning for, or responding to, changing business and economic conditions; and

•	place us at a disadvantage to our competitors that have greater financial resources than we have.
We have a history of losses and an accumulated deficit and may never achieve or sustain significant revenues or profitability.
We have incurred operating losses each year since our inception in 1989 and had an accumulated deficit of $516.7 million as of March 31, 2007. We have sustained recurring losses related primarily to the research and development and marketing of our products combined with the lack of sufficient sales to provide for these needs. We anticipate that we will continue to incur operating losses and negative cash flows during fiscal 2008. We may never achieve or sustain sufficient revenues or profitability in the future.
If we continue to experience significant losses we may be unable to maintain sufficient liquidity to provide for our operating needs.
We reported a net loss available to common stockholders of $22.4 million for fiscal year ended March 31, 2007, a net loss available to common stockholders of $32.9 million for the fiscal year ended March 31, 2006 and a net loss available to common stockholders of $32.2 million for the fiscal year ended March 31, 2005. If we cannot achieve a competitive cost structure, achieve profitability and access the capital markets on acceptable terms, we will be unable to fund our obligations and sustain our operations and may be required to liquidate our assets.
Our working capital requirements may increase beyond those currently anticipated.
We have planned for an increase in sales and, if we experience sales in excess of our plan, our working capital needs and capital expenditures would likely increase from that currently anticipated. Our ability to meet this additional customer demand would depend on our ability to arrange for additional equity or debt financing since it is likely that cash flow from sales will lag behind these increased working capital requirements.
Our indebtedness and other obligations are substantial and could materially affect our business and our ability to incur additional debt to fund future needs.
We have and will continue to have a significant amount of indebtedness and other obligations. As of March 31, 2007, we had approximately $70.9 million of total consolidated indebtedness. Included in this amount are $33.9 million of loans outstanding to an affiliate, $18.5 million of accumulated interest associated with those loans and $18.5 million of principal and interest outstanding with a third party finance company. Our substantial indebtedness and other obligations could negatively impact our operations in the future. For example, it could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the funds available to us for other purposes;

•	make us more vulnerable to failure to achieve our forecasted results, economic downturns, adverse industry conditions or catastrophic external events, limit our ability to withstand competitive pressures and reduce our flexibility in planning for, or responding to, changing business and economic conditions; and

•	place us at a disadvantage to our competitors that have relatively less debt than we have.
All of our assets are pledged as collateral under our loan agreements. Our failure to meet the obligations under our loan agreements could result in foreclosure of our assets.
All of our assets are pledged as collateral under various loan agreements with Mr. Berg or related entities. If we fail to meet our obligations pursuant to these loan agreements, these lenders may declare all amounts borrowed from them to be due and payable together with accrued and unpaid interest. If this were to occur, we would not have the financial resources to repay our debt and these lenders could proceed against our assets.
We depend on a small number of customers for our revenues, and our results of operations and financial condition could be harmed if we were to lose the business of any one of them.
To date, our existing purchase orders in commercial quantities are from a limited number of customers. During the fiscal year ended March 31, 2007, Segway Inc., D&H Distributing Co., Inc., and PC Connection, Inc. contributed 62%, 9%, and 7%, of our revenues, respectively. We anticipate that sales of our products to a limited number of key customers will continue to account for a significant portion of our total revenues. We do not have long-term agreements with any of our customers and do not expect to enter into any long-term agreements in the near future. As a result, we face the substantial risk that one or more of the following events could occur:
•	reduction, delay or cancellation of orders from a customer;

•	development by a customer of other sources of supply;

•	selection by a customer of devices manufactured by one of our competitors for inclusion in future product generations;

•	loss of a customer or a disruption in our sales and distribution channels; or

•	failure of a customer to make timely payment of our invoices.
If we were to lose one or more customers, or if we were to lose revenues due to a customer’s inability or refusal to continue to purchase our batteries, our business, results of operations and financial condition could be harmed.
Our business will be adversely affected if our Saphion® technology batteries are not commercially accepted.
We are researching and developing batteries based upon phosphate chemistry. Our batteries are designed and manufactured as components for other companies and end-user customers. Our success depends on the acceptance of our batteries and the products using our batteries in their markets. Technical issues may arise that may affect the acceptance of our products by our customers. Market acceptance may also depend on a variety of other factors, including educating the target market regarding the benefits of our products. Market acceptance and market share are also affected by the timing of market introduction of competitive products. If we, or our customers, are unable to gain any significant market acceptance for Saphion® technology-based batteries, our business will be adversely affected. It is too early to determine if Saphion® technology-based batteries will achieve significant market acceptance.

If we are unable to develop, manufacture and market products that gain wide customer acceptance, our business will be adversely affected.
The process of developing our products is complex and failure to anticipate our customers’ changing needs and to develop products that receive widespread customer acceptance could significantly harm our results of operations. We must make long-term investments and commit significant resources before knowing whether our predictions will eventually result in products that the market will accept. After a product is developed, we must be able to manufacture sufficient volumes quickly and at low costs. To accomplish this, we must accurately forecast volumes, mix of products and configurations that meet customer requirements, and we may not succeed.
If our products fail to perform as expected, we could lose existing and future business, and our ability to develop, market and sell our batteries could be harmed.
If our products, when introduced, do not perform as expected, our reputation could be severely damaged, and we could lose existing or potential future business. This performance failure may have the long-term effect of harming our ability to develop, market and sell our products.
Our failure to cost-effectively manufacture our technologically complex batteries in commercial quantities which satisfy our customers’ product specifications and their expectations for product quality and delivery could damage our customer relationships and result in significant lost business opportunities for us.
To be successful, we must cost-effectively manufacture commercial quantities of our technologically complex batteries that meet our customer specifications for quality and timely delivery. To facilitate commercialization of our products, we will need to further reduce our manufacturing costs, which we intend to do through the effective utilization of manufacturing partners and continuous improvement of our manufacturing and development operations in our wholly foreign owned enterprises in China. We currently manufacture our batteries and assemble our products in China. We are dependent on the performance of our manufacturing partners, as well as our own manufacturing operations to manufacture and deliver our products to our customers. We have experienced production process issues, which have limited our ability to produce a sufficient number of batteries to meet current demand. If we fail to correct these issues in a manner that allows us to meet customer demand, or if any of our manufacturing partners are unable to manufacture products in commercial quantities on a timely and cost-effective basis, we could lose our customers and adversely impact our ability to attract future customers.
In addition to being used in our own product lines, our battery cells are intended to be incorporated into other products. If we do not form effective arrangements with OEMs to commercialize these products, our profitability could be impaired.
Our business strategy contemplates that we will be required to rely on assistance from OEMs to gain market acceptance for our products. We therefore will need to identify acceptable OEMs and enter into agreements with them. Once we identify acceptable OEMs and enter into agreements with them, we will need to meet these companies’ requirements by developing and introducing new products and enhanced or modified versions of our existing products on a timely basis. OEMs often require unique configurations or custom designs for batteries, which must be developed and integrated into their product well before the product is launched. This development process not only requires substantial lead-time between the commencement of design efforts for a customized power system and the commencement of volume shipments of the power systems to the customer, but also requires the cooperation and assistance of the OEMs for purposes of determining the requirements for each specific application. We may have technical issues that arise that may affect the acceptance of our product by OEMs. If we are unable to design, develop, and introduce products that meet OEMs’ requirements, we may lose opportunities to enter into additional purchase orders and our reputation may be damaged. As a result, we may not receive adequate assistance from OEMs or pack assemblers to successfully commercialize our products, which could impair our profitability.

Failure to implement an effective licensing business strategy will adversely affect our revenue, cash flow and profitability.
Our long-term business strategy anticipates achieving significant revenue from the licensing of our intellectual property assets, such as our Saphion® technology. We have not entered into any licensing agreements for our Saphion® technology. Our future operating results could be adversely affected by a variety of factors including:
•	our ability to secure and maintain significant licensees of our proprietary technology;

•	the extent to which our future licensees successfully incorporate our technology into their products;

•	the acceptance of new or enhanced versions of our technology;

•	the rate at which our licensees manufacture and distribute their products to OEMs; and

•	our ability to secure one-time license fees and ongoing royalties for our technology from licensees.
Our future success will also depend on our ability to execute our licensing operations simultaneously with our other business activities. If we fail to substantially expand our licensing activities while maintaining our other business activities, our results of operations and financial condition will be adversely affected.
The fact that we depend on a sole source supplier or a limited number of suppliers for key raw materials may delay our production of batteries.
We depend on a sole source supplier or a limited number of suppliers for certain key raw materials used in manufacturing and developing our power systems. We generally purchase raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. As a result, our suppliers may not be able to meet our requirements relative to specifications and volumes for key raw materials, and we may not be able to locate alternative sources of supply at an acceptable cost. In the past, we have experienced delays in product development due to the delivery of nonconforming raw materials from our suppliers. If in the future we are unable to obtain high quality raw materials in sufficient quantities, on competitive pricing terms and on a timely basis, it may delay battery production, impede our ability to fulfill existing or future purchase orders and harm our reputation and profitability.
We have four key executives, the loss of any of which could harm our business.
Without qualified executives, we face the risk that we will not be able to effectively run our business on a day-to-day basis or execute our long-term business plan. We do not have key man life insurance policies with respect to any of our key members of management.
Our ongoing manufacturing and development operations in China are complex and having these remote operations may divert management’s attention, lead to disruptions in operations and delay implementation of our business strategy.
We have relocated most of our manufacturing and development operations to China. We may not be able to find or retain suitable employees in China and we may have to train personnel to perform necessary functions for our manufacturing, senior management and development operations. This may divert management’s attention, lead to disruptions in operations and delay implementation of our business strategy, all of which could negatively impact our profitability.
We expect to sell an increasing portion of our products to and derive a significant portion of our licensing revenues from customers located outside the United States. Foreign government regulations, currency fluctuations and increased costs associated with international sales could make our products and licenses unaffordable in foreign markets, which would reduce our future profitability.
We expect that international sales of our product and licenses, as well as licensing royalties, represent a significant portion of our sales potential. International business can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

•	changes in foreign government regulations and technical standards, including additional regulation of rechargeable batteries, technology, or the transport of lithium or phosphate, which may reduce or eliminate our ability to sell or license in certain markets;

•	foreign governments may impose tariffs, quotas, and taxes on our batteries or our import of technology into their countries;

•	requirements or preferences of foreign nations for domestic products could reduce demand for our batteries and our technology;

•	fluctuations in currency exchange rates relative to the U.S. dollar could make our batteries and our technology unaffordable to foreign purchasers and licensees or more expensive compared to those of foreign manufacturers and licensors;

•	longer payment cycles typically associated with international sales and potential difficulties in collecting accounts receivable, which may reduce the future profitability of foreign sales and royalties;

•	import and export licensing requirements in Europe and other regions, including China, where we intend to conduct business, which may reduce or eliminate our ability to sell or license in certain markets; and

•	political and economic instability in countries, including China, where we intend to conduct business, which may reduce the demand for our batteries and our technology or our ability to market our batteries and our technology in those countries.
These risks may increase our costs of doing business internationally and reduce our sales and royalties or future profitability.
We may need to expand our employee base and operations in order to effectively distribute our products commercially, which may strain our management and resources and could harm our business.
To implement our growth strategy successfully, we will have to increase our staff in China, with personnel in manufacturing, engineering, sales, marketing, and product support capabilities, as well as third party and direct distribution channels. However, we face the risk that we may not be able to attract new employees to sufficiently increase our staff or product support capabilities, or that we will not be successful in our sales and marketing efforts. Failure in any of these areas could impair our ability to execute our plans for growth and adversely affect our future profitability.
Competition for personnel, in particular for product development and product implementation personnel, is intense, and we may have difficulty attracting the personnel necessary to effectively operate our business.
We believe that our future success will depend in large part on our ability to attract and retain highly skilled technical, managerial, and marketing personnel who are familiar with and experienced in the battery industry. If we cannot attract and retain experienced sales and marketing executives, we may not achieve the visibility in the marketplace that we need to obtain purchase orders, which would have the result of lowering our sales and earnings. We compete in the market for personnel against numerous companies, including larger, more established competitors who have significantly greater financial resources than we do. We cannot be certain that we will be successful in attracting and retaining the skilled personnel necessary to operate our business effectively in the future.
International political events and the threat of ongoing terrorist activities could interrupt manufacturing of our batteries and our products at our OEM facilities or our own facilities and cause us to lose sales and marketing opportunities.
The terrorist attacks that took place in the United States on September 11, 2001, along with the U.S. military campaigns against terrorism in Iraq, Afghanistan, and elsewhere, and continued violence in the Middle East have created many economic and political uncertainties, some of which may materially harm our business and revenues. International political instability resulting from these events could temporarily or permanently disrupt manufacturing of our batteries and products at our OEM facilities or our own facilities in Asia and elsewhere, and have an immediate adverse impact on our business. Since September 11, 2001, some economic commentators have indicated that spending on capital equipment of the type that use our batteries has been weaker than spending in the economy as a whole, and many of our customers are in industries that also are viewed as under-performing in the overall economy, such as the telecommunications, industrial, and utility industries. The long-term effects of these events on our customers, the market for our common stock, the markets for our products, and the U.S. economy as a whole are uncertain. Terrorist activities could temporarily or permanently interrupt our manufacturing, development, sales and marketing activities anywhere in the world. Any delays also could cause us to lose sales and marketing opportunities, as potential customers would find other vendors to meet their needs. The consequences of any additional terrorist attacks, or any expanded armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our markets or our business.
If we are sued on a product liability claim, our insurance policies may not be sufficient.
Although we maintain general liability insurance and product liability insurance, our insurance may not cover all potential types of product liability claims to which manufacturers are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could harm our business.
Our patent applications may not result in issued patents, which would have a material adverse effect on our ability to commercially exploit our products.
Patent applications in the United States are maintained in secrecy until the patents are issued or are published. Since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we are the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions. We also cannot be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued. Furthermore, if these patent applications issue, some foreign countries provide significantly less effective patent enforcement than in the United States.
The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. Accordingly, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us in the near future will afford protection against competitors with similar technology. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our operations.
If we cannot protect or enforce our existing intellectual property rights or if our pending patent applications do not result in issued patents, we may lose the advantages of our research and manufacturing systems.
Our ability to compete successfully will depend on whether we can protect our existing proprietary technology and manufacturing processes. We rely on a combination of patent and trade secret protection, non-disclosure agreements and cross-licensing agreements. These measures may not be adequate to safeguard the proprietary technology underlying our batteries. Employees, consultants, and others who participate in the development of our products may breach their non-disclosure agreements with us, and we may not have adequate remedies in the event of their breaches. In addition, our competitors may be able to develop products that are equal or superior to our products without infringing on any of our intellectual property rights. We currently manufacture and export some of our products from China. The legal regime protecting intellectual property rights in China is weak. Because the Chinese legal system in general, and the intellectual property regime in particular, are relatively weak, it is often difficult to enforce intellectual property rights in China. In addition, there are other countries where effective copyright, trademark and trade secret protection may be unavailable or limited. Accordingly, we may not be able to effectively protect our intellectual property rights outside of the United States.

Intellectual property infringement claims brought against us could be time-consuming and expensive to defend, and if any of our products or processes is found to be infringing, we may not be able to procure licenses to use patents necessary to our business at reasonable terms, if at all.
In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are currently engaged in one intellectual property proceeding alleging the Company’s SAPHION® I cathode material infringes two patents owned by the University of Texas. While the Company believes it has strong defenses to such allegations, an adverse decision could force us to do one or more of the following:
•	stop selling, incorporating, or using our products that use the SAPHION® I cathode material challenged intellectual property;

•	pay damages for the use of SAPHION® I cathode material;

•	obtain a license to sell or use the SAPHION® I cathode material, which license may not be available on reasonable terms, or at all; or

•	redesign those products or manufacturing processes that use the SAPHION® I cathode material, which may not be economically or technologically feasible.
We may become involved in more litigation and proceedings in the future. In the future we may be subject to claims or an inquiry regarding our alleged unauthorized use of a third party’s intellectual property. An adverse outcome in such future litigation could result in similar risks as noted above with respect to the third party’s intellectual property. Whether or not an intellectual property litigation claim is valid, the cost of responding to it, in terms of legal fees and expenses and the diversion of management resources, could be expensive and harm our business.
Risks Associated with Doing Business in China
Since our products are manufactured in China and we have transferred additional operations to China, we face risks if China loses Normal Trade Relations status with the United States.
We manufacture and export our products from China. Our products sold in the United States are currently not subject to U.S. import duties. On September 19, 2000, the United States Senate voted to permanently normalize trade with China, which provides a favorable category of United States import duties. In addition, on December 11, 2001, China was accepted into the World Trade Organization (“WTO”), a global international organization that regulates international trade. As a result of opposition to certain policies of the Chinese government and China’s growing trade surpluses with the United States, there has been, and in the future may be, opposition to the extension of Normal Trade Relations (“NTR”) status for China. The loss of NTR status for China, changes in current tariff structures or adoption in the United States of other trade policies adverse to China could have an adverse affect on our business.
Furthermore, our business may be adversely affected by the diplomatic and political relationships between the United States and China. These influences may adversely affect our ability to operate in China. If the relationship between the United States and China were to materially deteriorate, it could negatively impact our ability to control our operations and relationships in China, enforce any agreements we have with Chinese manufacturers or otherwise deal with any assets or investments we may have in China.
Because the Chinese legal system in general, and the intellectual property regime in particular, are relatively weak, we may not be able to enforce intellectual property rights in China and elsewhere.
We currently manufacture and export our products from China. The legal regime protecting intellectual property rights in China is weak. Because the Chinese legal system in general, and the intellectual property regime in particular, are relatively weak, it is often difficult to enforce intellectual property rights in China.

Enforcing agreements and laws in China is difficult or may be impossible as China does not have a comprehensive system of laws.
We are dependent on our agreements with our Chinese manufacturing partners. Enforcement of agreements may be sporadic and implementation and interpretation of laws may be inconsistent. The Chinese judiciary is relatively inexperienced in interpreting agreements and enforcing the laws, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may be impossible to obtain swift and equitable enforcement of such law, or to obtain enforcement of a judgment by a court of another jurisdiction.
The government of China may change or even reverse its policies of promoting private industry and foreign investment, in which case our assets and operations may be at risk.
China is a socialist state, which since 1949 has been, and is expected to continue to be, controlled by the Communist Party of China. Our existing and planned operations in China are subject to the general risks of doing business internationally and the specific risks related to the business, economic and political conditions in China, which include the possibility that the central government of China will change or even reverse its policies of promoting private industry and foreign investment in China. Many of the current reforms which support private business in China are unprecedented or experimental. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities of per capita wealth among citizens of China and between regions within China, could also lead to further readjustment of the government’s reform measures. It is not possible to predict whether the Chinese government will continue to be as supportive of private business in China, nor is it possible to predict how future reforms will affect our business.
The government of China continues to exercise substantial control over the Chinese economy which could have a negative impact on our business.
The government of China has exercised and continues to exercise substantial control over virtually every section of the Chinese economy through regulation and state ownership. China’s continued commitment to reform and the development of a vital private sector in that country have, to some extent, limited the practical effects of the control currently exercised by the government over individual enterprises. However, the economy continues to be subject to significant government controls, which, if directed towards our business activities, could have a significant adverse impact on us. For example, if the government were to limit the number of foreign personnel who could work in the country, substantially increase taxes on foreign businesses or impose any number of other possible types of limitations on our operations, the impact would be significant.
Changes in China’s political and economic policies could harm our business.
The economy of China has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development (“OECD”). These differences include:
•	economic structure,

•	level of government involvement in the economy,

•	level of development

•	level of capital reinvestment,

•	control of foreign exchange

•	methods of allocating resources, and

•	balance of payments position.

As a result of these differences, our operations, including our current manufacturing operations in China, may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to the OECD member countries.
Business practices in China may entail greater risk and dependence upon the personal relationships of senior management than is common in North America and therefore some of our agreements with other parties in China could be difficult or impossible to enforce.
The business structure of China is, in some respects, different from the business culture in Western countries and may present some difficulty for Western investors reviewing contractual relationships among companies in China and evaluating the merits of an investment. Personal relationships among business principals of companies and business entities in China are very significant in the business culture. In some cases, because so much reliance is based upon personal relationships, written contracts among businesses in China may be less detailed and specific than is commonly accepted for similar written agreements in Western countries. In some cases, material terms of an understanding are not contained in the written agreement but exist as oral agreements only. In other cases, the terms of transactions which may involve material amounts of money are not documented at all. In addition, in contrast to Western business practices where a written agreement specifically defines the terms, rights and obligations of the parties in a legally-binding and enforceable manner, the parties to a written agreement in China may view that agreement more as a starting point for an ongoing business relationship which will evolve and require ongoing modification. As a result, written agreements in China may appear to the Western reader to look more like outline agreements that precede a formal written agreement. While these documents may appear incomplete or unenforceable to a Western reader, the parties to the agreement in China may feel that they have a more complete understanding than is apparent to someone who is only reading the written agreement without having attended the negotiations. As a result, contractual arrangements in China may be more difficult to review and understand. Also, despite legal developments in China over the past 20 years, adequate laws, comparable with Western standards, do not exist in all areas and it is unclear how many of our business arrangements would be interpreted or enforced by a court in China.
Our operations could be materially interrupted, and we may suffer a large amount of loss, in the case of fire, casualty or theft at one of our manufacturing or other facilities.
Firefighting and disaster relief or assistance in China is substandard by Western standards. In the event of any material damage to, or loss of, the manufacturing plants where our products are or will be produced due to fire, casualty, theft, severe weather, flood or other similar causes, we would be forced to replace any assets lost in those disaster. Thus our financial position could be materially compromised or we might have to cease doing business. The Company has obtained insurance in China to minimize this risk.
The system of taxation in China is uncertain and subject to unpredictable change that could affect our profitability.
Many tax rules are not published in China and those that are published can be ambiguous and contradictory leaving a considerable amount of discretion to local tax authorities. China currently offers tax and other preferential incentives to encourage foreign investment. However, the country’s tax regime is undergoing review and there is no assurance that such tax and other incentives will continue to be made available.
It is uncertain whether we will be able to recover value-added taxes imposed by the Chinese taxing authority.
China’s turnover tax system consists of value-added tax (“VAT”), consumption tax and business tax. Export sales are exempted under VAT rules and an exporter who incurs VAT on purchase or manufacture of goods should be able to claim a refund from Chinese tax authorities. However, due to a reduction in the VAT export refund rate of some goods, exporters might bear part of the VAT they incurred in conjunction with the exported goods. In 2003, changes to the Chinese value-added tax system were announced affecting the recoverability of input VAT beginning January 1, 2004. Our VAT expense will depend on the reaction of both our suppliers and customers. Continued efforts by the Chinese government to increase tax revenues could result in revisions to tax laws or their interpretation, which could increase our VAT and various tax liabilities.

Any recurrence of severe acute respiratory syndrome (“SARS”), avian flu, or another widespread public health problem, could adversely affect our business and results of operations.
A renewed outbreak of SARS, avian flu, or another widespread public health problem in China, where we have moved our manufacturing operations and may move additional operations, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:
•	quarantines or closures of some of our manufacturing or other facilities which would severely disrupt our operations, or

•	the sickness or death of key officers or employees of our manufacturing or other facilities.
Any of the foregoing events or other unforeseen consequences of public health problems in China could adversely affect our business and results of operations.
Risks Associated with Our Industry
If competing technologies that outperform our batteries were developed and successfully introduced, then our products might not be able to compete effectively in our targeted market segments.
Rapid and ongoing changes in technology and product standards could quickly render our products less competitive, or even obsolete. Other companies who are seeking to enhance traditional battery technologies, such as lead-acid and nickel-cadmium, have recently introduced or are developing batteries based on nickel metal-hydride, liquid lithium-ion and other emerging and potential technologies. These competitors are engaged in significant development work on these various battery systems, and we believe that much of this effort is focused on achieving higher energy densities for low power applications such as portable electronics. One or more new, higher energy rechargeable battery technologies could be introduced which could be directly competitive with, or superior to, our technology. The capabilities of many of these competing technologies have improved over the past several years. Competing technologies that outperform our batteries could be developed and successfully introduced, and as a result, there is a risk that our products may not be able to compete effectively in our targeted market segments.
We have invested in research and development of next-generation technology in energy solutions. If we are not successful in developing and commercially exploiting new energy solutions based on new materials, or we experience delays in the development and exploitations of new energy solutions, compared to our competitors, our future growth and revenues will be adversely affected.
Our principal competitors have greater financial and marketing resources than we do and they may therefore develop batteries similar or superior to ours or otherwise compete more successfully than we do.
Competition in the rechargeable battery industry is intense. The industry consists of major domestic and international companies, most of which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than ours. There is a risk that other companies may develop batteries similar or superior to ours. In addition, many of these companies have name recognition, established positions in the market, and long-standing relationships with OEMs and other customers. We believe that our primary competitors are existing suppliers of cylindrical lithium-ion, nickel cadmium, nickel metal-hydride and in some cases, non-SLI lead-acid batteries. These suppliers include Sanyo, Matsushita Industrial Co., Ltd. (Panasonic), Sony, Toshiba, SAFT E-One Moli Energy, as well as numerous lead-acid manufacturers throughout the world. Most of these companies are very large and have substantial resources and market presence. We expect that we will compete against manufacturers of other types of batteries in our targeted application segments. There is also a risk that we may not be able to compete successfully against manufacturers of other types of batteries in any of our targeted applications.
Laws regulating the manufacture or transportation of batteries may be enacted which could result in a delay in the production of our batteries or the imposition of additional costs that could harm our ability to be profitable.
At the present time, international, federal, state or local laws do not directly regulate the storage, use and disposal of the component parts of our batteries. However, laws and regulations may be enacted in the future which could impose environmental, health and safety controls on the storage, use and disposal of certain chemicals and metals used in the manufacture of lithium polymer batteries. Satisfying any future laws or regulations could require significant time and resources from our technical staff and possible redesign which may result in substantial expenditures and delays in the production of our product, all of which could harm our business and reduce our future profitability. The transportation of lithium and lithium-ion batteries is regulated both domestically and internationally. Under recently revised United Nations recommendations and as adopted by the International Air Transport Association (“IATA”), our N-Charge® Power System (Model VNC-65) is exempt from a Class 9 designation for transportation, while our N-Charge® Power System (Model VNC-130), and U-Charge® Power System currently fall within the level such that they are not exempt and require a Class 9 designation for transportation. The revised United Nations recommendations are not U.S. law until such time as they are incorporated into the Department of Transportation (“DOT”) Hazardous Material Regulations. However, DOT has proposed new regulations harmonizing with the U.N. guidelines. At present it is not known if or when the proposed regulations would be adopted by the United States. While we fall under the equivalency levels for the United States and comply with all safety packaging requirements worldwide, future DOT or IATA regulations or enforcement policies could impose costly transportation requirements. In addition, compliance with any new DOT and IATA approval process could require significant time and resources from our technical staff and, if redesign were necessary, could delay the introduction of new products.
General Risks Associated with Stock Ownership
Corporate insiders or their affiliates will be able to exercise significant control over matters requiring stockholder approval that might not be in the best interests of our stockholders as a whole.
As of June 1, 2007, our officers, directors and their affiliates as a group beneficially owned approximately 55.7% of our outstanding common stock. Carl Berg, our chairman of the board, beneficially owns approximately 47.3% of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. The interest of our officers and directors, when acting in their capacity as stockholders, may lead them to:
•	vote for the election of directors who agree with the incumbent officers’ or directors’ preferred corporate policy; or

•	oppose or support significant corporate transactions when these transactions further their interest as incumbent officers or directors, even if these interests diverge from their interests as stockholders per se and thus from the interests of other stockholders.
Some provisions of our charter documents may make takeover attempts difficult, which could depress the price of our stock and limit the price that potential acquirers may be willing to pay for our common stock.
Our board of directors has the authority, without any action by the outside stockholders, to issue additional shares of our preferred stock, which shares may be given superior voting, liquidation, distribution, and other rights as compared to those of our common stock. The rights of the holders of our capital stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of additional shares of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over its market price, may decrease the market price and may infringe upon the voting and other rights of the holders of our common stock.
At any given time we might not meet the continued listing requirements of The Nasdaq Capital Market.
Given the volatility of our stock and trends in the stock market in general, at any given time we might not meet the continued listing requirements of The Nasdaq Capital Market. Among other requirements, Nasdaq requires the minimum bid price of a company’s registered shares to be $1.00. On October 18, 2007, the closing price of our common stock was $1.54. If we are not able to maintain the requirements for continued listing on The Nasdaq Capital Market, it could have a materially adverse effect on the price and liquidity of our common stock.

Our stock price is volatile, which could result in a loss of your investment.
The market price of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:
•	fluctuation in our operating results,

•	announcements of technological innovations or new commercial products by us or our competitors,

•	failure to achieve operating results projected by securities analysts,

•	governmental regulation,

•	developments in our patent or other proprietary rights or our competitors’ developments,

•	our relationships with current or future collaborative partners, and

•	other factors and events beyond our control.
In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.
As a result of this potential stock price volatility, investors may be unable to sell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the subject of securities class action litigation, this could result in substantial costs, a diversion of our management’s attention and resources and harm to our business and financial condition.
Future sales of currently outstanding shares could adversely affect our stock price.
The market price of our common stock could drop as a result of sales of a large number of shares in the market or in response to the perception that these sales could occur. In addition, these sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We had outstanding 106,199,516 shares of common stock as of March 31, 2007. In addition, at March 31, 2007, we had 13,025,883 shares of our common stock reserved for issuance under warrants and stock options plans. In connection with the potential conversion of the Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock, issued on December 1, 2004, we may need to issue up to 2,174,242 and 1,454,392 shares, respectively, of our common stock (based on a conversion price of $1.98 and $2.96, respectively).
We do not intend to pay dividends on our common stock, and therefore stockholders will be able to recover their investment in our common stock, if at all, only by selling the shares of our stock that they hold.
Some investors favor companies that pay dividends on common stock. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, a return on an investment in our stock likely depends on the ability to sell our stock at a profit.
Our business is subject to changing regulations relating to corporate governance and public disclosure that has increased both our costs and the risk of noncompliance.
Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the Commission, and NASDAQ, have recently issued new requirements and regulations and continue to develop additional regulations and requirements in response to recent laws enacted by Congress, most notably Section 404 of the Sarbanes-Oxley Act of 2002. Our efforts to comply with these new regulations have resulted in, and are likely to continue to result in, materially increased general and administrative expenses and a significant diversion of management time and attention from revenue-generating and cost-reduction activities to compliance activities.
In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm’s audit of that assessment has required, and continues to require, the commitment of significant financial and managerial resources. There is no assurance that these efforts will be completed on a timely and successful basis. Because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.
In the event that our Chief Executive Officer, Chief Financial Officer, or independent registered public accounting firm determine that our internal controls over financial reporting are not effective as defined under Section 404 of the Sarbanes-Oxley Act of 2002, there may be a material adverse impact in investor perceptions and a decline in the market price of our stock.
FORWARD-LOOKING STATEMENTS
     This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to have been correct.
     We generally identify forward-looking statements in this prospectus using words like “believe,” “intend,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the Securities and Exchange Commission, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise.
     Some of the information contained in or incorporated by reference into this prospectus is based on market data and industry forecasts and projections, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information that they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of this information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and we cannot assure you that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

USE OF PROCEEDS
     The net proceeds to us from this offering will be approximately $4,300,000, after deducting the placement agent’s fee and estimated offering expenses and assuming that we sell the maximum number of shares offered hereby.
     We intend to use the net proceeds from this offering for working capital and other purposes as our board of directors may determine. We may temporarily invest net proceeds from the sale of our securities in short-term securities.
PLAN OF DISTRIBUTION
     We are offering the shares of our common stock through a placement agent. Subject to the terms and conditions contained in the placement agency agreement dated October 18, 2007, Wm. & Smith & Co. has agreed to act as our placement agent for the sale of up to 3,000,000 shares of our common stock. The placement agent is not purchasing or selling any shares by this prospectus supplement or the accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of shares, but has agreed to use their commercially reasonable efforts to arrange for the sale of all 3,000,000 shares.
     The placement agent agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates from us and an opinion from our legal counsel.
     We will pay the placement agent a fee equal to 6.0% of the gross proceeds of the sales price of the shares of common stock in the offering. Assuming that we sell the maximum number of shares offered hereby at a price per share of $1.56, the total fees we will pay the placement agent will be approximately $277,000. Because there is no minimum offering amount required as a condition to the closing, the actual total may be less than the maximum amount set forth above.
     We have agreed to provide indemnification and contribution to the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
     This is a brief summary of the material provisions of the placement agent agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agent agreement will be filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” on page S-16.
EXPERTS
     The consolidated financial statements incorporated in this prospectus by reference from the Annual Report on Form 10-K of Valence Technology, Inc. for the year ended March 31, 2007 have been audited by PMB Helin Donovan, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements incorporated in this prospectus by reference from the Annual Report on Form 10-K of Valence Technology, Inc. for the years ended March 31, 2006 and March 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the company’s adoption of Statement of Financial Accounting Standard No. 142), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
     Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.
     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.
     This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits specified information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.
     We also will provide to you a copy of these filings at no cost. You may request copies of these filings by writing or telephoning us as follows: 12201 Technology Boulevard, Suite 150, Austin, Texas 78727, Attention, Chief Financial Officer, or (512) 527-2900. In addition, you may access these filings at our website. Our website’s address is www.valence.com. The foregoing website references are inactive textual references only.
     You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement, that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell theses securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS DATED FEBRUARY 15, 2005
$50,000,000
PLUS
3,462,993 shares of common stock
offered by the selling stockholder
Common Stock
(par value $0.001 per share)
Preferred Stock
(par value $0.001 per share)
Debt Securities
Warrants

We may offer and sell, from time to time, any combination of common stock, preferred stock, debt securities, or warrants for a total offering price not to exceed $50,000,000, in one or more classes or series, in one or more offerings at prices and on terms that we determine at the time of the offering.
Additionally, the selling stockholder may offer and sell, from time to time, shares of our common stock by means of this prospectus in one or more offerings at prices and on terms that the selling stockholder may determine at the time of the offering. The maximum number of shares that the selling stockholder may offer pursuant to this prospectus, is identified on page 18 of this prospectus. The selling stockholder has acquired or may acquire the shares of common stock being offered by converting shares of our Series C-1 Convertible Preferred Stock or Series C-2 Convertible Preferred Stock, by exercising warrants that we issued in a private financing, or as a dividend on our Series C-1 Convertible Preferred Stock or Series C-2 Convertible Preferred Stock. The selling stockholder may sell these shares at any time, but it is not required to sell any shares. All of the shares sold pursuant to this prospectus will be sold by the selling stockholder. We will not receive any of the proceeds from the sales of our common stock by the selling stockholder.
We will provide specific terms of the securities to be sold by us and the methods by which we will sell them in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest. We may offer the securities directly to investors or to or through agents, underwriters, or dealers. If any agents, underwriters, or dealers are involved in the sale of any of our securities, their name and any applicable purchase price, fee, commission, or discount arrangement will be set forth in the prospectus supplement. The selling stockholder may offer the shares of our common stock through public or private transactions, at prevailing market prices or at privately negotiated prices.
Our common stock is listed on The Nasdaq SmallCap Market under the symbol “VLNC.” The last reported sale price of our common stock on January 18, 2005, was $3.20 per share.

See “Risk Factors” beginning on page 2 to read about the factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 15, 2005

     You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus is accurate as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
     Information contained on our web site does not constitute part of this prospectus.
     Valence Technology, Inc., our logo and other trademarks mentioned in this prospectus are the property of their respective owners.

PROSPECTUS

i

PROSPECTUS SUMMARY
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this “shelf” registration process, we may offer and sell, from time to time, any combination of common stock, preferred stock, debt securities, or warrants for a total offering price not to exceed $50,000,000, in one or more classes or series, in one or more offerings and at prices and terms that we determine at the time of the offering. In addition, the selling stockholder named in this prospectus may sell up to an aggregate of 3,462,993 shares of our common stock. This prospectus provides you with a general description of the securities we may offer. Each time we offer any of our securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplements may add, update or change information contained in this prospectus. To the extent that any statement we make in prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superceded by those made in the prospectus supplement. You should read this prospectus and any prospectus supplements together with the additional information described under the heading “Where You Can Find More Information.”
This summary highlights and refers to information contained elsewhere in this prospectus. It is not complete and does not contain all of the information you should consider before investing in the shares. You should read this summary together with the entire prospectus, and you should consider the information set forth under “Risk Factors,” as well as the information incorporated by reference. This prospectus summary contains forward-looking statements describing our plans, goals, strategies, intentions, expectations and anticipated events. You should read the section entitled “Forward-Looking Statements” starting on page 17 for a discussion of what types of statements are forward-looking statements, as well as the significance of those statements in the context of this prospectus.
VALENCE TECHNOLOGY, INC.
Our Business
     We have commercialized the first phosphate-based lithium-ion technology and have brought to market several products utilizing this technology. Our mission is to drive the wide adoption of high-performance, safe, low-cost energy storage systems by drawing on the numerous benefits of our latest battery technology, Saphion®, the extensive experience of our management team and the significant market opportunity available to us. Our Saphion® technology, a phosphate-based cathode material, addresses the need for a safe lithium-ion solution, especially in large-format applications.
     Founded in 1989 as a research and development company, we currently possess an extensive library of international patents. Prior to 2000, our efforts were focused primarily on developing and acquiring battery technologies. During 2001, with the addition of Stephan Godevais as Chief Executive Officer and President, and recruitment of additional executive management talent, we developed and initiated the implementation of a business plan to capitalize on the significant market opportunity for safe, high-performance energy storage systems by productizing and commercializing our technological innovations. We currently manufacture and market our N-Charge™ Power System and our K-Charge™ Power System and recently introduced our U-Charge™ Power System family of products.
     Our business headquarters are located in Austin, Texas, our research and development centers are in Henderson, Nevada and Oxford, England, our European sales and OEM manufacturing support center is in Mallusk, Northern Ireland, and our manufacturing and product development centers are in Suzhou and Shanghai, China.
     Our principal offices are located at 6504 Bridge Point Parkway, Suite 415, Austin, Texas 78730. Our telephone number is (512) 527-2900.
     Our website is at www.valence.com. The information on our website is not intended to be a part of this prospectus.

RISK FACTORS
     You should carefully consider the risks and uncertainties described below and other information included in this prospectus in evaluating us and our business. If any of the events described below occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly. The risks discussed below may include forward-looking statements, and our actual results may differ substantially from those discussed in the forward-looking statements. You should read the section entitled “Forward-Looking Statements” immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of those statements in the context of this prospectus.
Risks Related to Our Business
We may need to raise additional debt or equity financing to execute our business plan.
     At December 31, 2004, our principal sources of liquidity were cash and cash equivalents of $5.3 million and $12 million remaining under the $20 million backup equity funding commitment entered into in June 2004 with Mr. Carl Berg. The commitment allows us to request Mr. Berg or an affiliate company to purchase shares of common stock from time to time at the average closing bid price of the stock for the five days prior to the purchase date. This commitment can be reduced by Mr. Berg by the amount of net proceeds received by us from the sale of building or equipment from our Mallusk, Northern Ireland facility or the amount of net proceeds in a debt or equity transaction, and may be increased if necessary under certain circumstances. Since June 2004, we have received net proceeds from these transactions in an aggregate amount equal to $10.6 million. As of the date hereof, Mr. Berg has not requested that his commitment be reduced by this amount.
     At December 31, 2004, we had $4.3 million of Series C-1 Convertible Preferred Stock and $4.3 million of Series C-2 Convertible Preferred Stock outstanding. Our Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock are convertible into common stock at $4.00 per share and are redeemable on December 15, 2005 (subject to an early right of redemption in the case of the Series C-2 Convertible Preferred Stock during the 30 days following June 15, 2005 and September 15, 2005). If the shares are not converted by the holder thereof prior to their dates for redemption, we will need to renegotiate the terms of the Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock or arrange financing to fund the redemption. We may not be able to renegotiate the terms or raise additional financing on terms that would be favorable to us or at all.
     On December 21, 2004, we reached an agreement with Invest Northern Ireland, or INI, formerly the Northern Ireland Industrial Development Board or IDB, to settle all outstanding liabilities pursuant to the 1993 letter of offer and other related agreements. At December 31, 2004, there was a remaining outstanding cash obligation under the settlement agreement of £307,000 ($589,000), which has been subsequently funded with proceeds from equipment sales.
     Currently, we do not have sufficient sales and gross profit to generate the cash flows required to meet our operating and capital needs, and fund the redemption of our Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock. Therefore, we depend upon our ability to periodically arrange for additional equity or debt financing to meet our operating needs. Unless our product sales are greater than we currently forecast or there are other changes to our business plan, we will need to arrange for additional financing within the next 12 months to fund our operating and capital needs. This financing could take the form of debt or equity. Given our historical operating results, the stage of development of our products and the amount of our existing debt, as well as the other factors described below, we may not be able to arrange for debt or equity financing from third parties on favorable terms or at all.
     Our cash requirements may vary materially from those now planned because of changes in our operations, including the failure to achieve expected revenues, greater than expected expenses, changes in OEM relationships, market conditions, the failure to timely realize our product development goals and other adverse developments. In addition, we are subject to contingent obligations, including the possible redemption of our outstanding Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock at their respective maturity dates, which could have negative impact on our available liquidity sources during the next 12 months.

Our limited financial resources could materially affect our business, our ability to commercially exploit our technology and our ability to respond to unanticipated developments, and could place us at a disadvantage to our competitors.
     Currently, we do not have sufficient sales and gross profit to generate the cash flows required to meet our operating and capital needs. Nor do we have committed financing to provide for our operations for more than the next 12 months. As a consequence, one of our primary objectives has been to reduce expenses and overhead thus limiting the resources available for the development and commercialization of our technology. Our limited financial resources could materially affect our ability, and the pace at which, we are able to commercially exploit our Saphion® technology. For example, it could:
•	limit the research and development resources we are able to commit to the further development of our technology and the development of products that can be commercially exploited in our marketplace;

•	limit the sales and marketing resources that we are able to commit to the marketing of our technology;

•	have an adverse impact on our ability to attract top-tier companies as our technology and marketing partners;

•	have an adverse impact on our ability to employ and retain qualified employees with the skills and expertise necessary to implement our business plan;

•	make us more vulnerable to failure to achieve our forecasted results; economic downturns; adverse industry conditions; and catastrophic external events;

•	limit our ability to withstand competitive pressures and reduce our flexibility in planning for, or responding to, changing business and economic conditions; and

•	place us at a competitive disadvantage to our competitors that have greater financial resources than we have.
We have a history of losses and an accumulated deficit and may never achieve or sustain significant revenues or profitability.
     We have incurred operating losses each year since our inception in 1989 and had an accumulated deficit of $452.1 million as of December 31, 2004. Though we had positive working capital of $1.4 million as of December 31, 2004, we have sustained recurring losses related primarily to the research and development and marketing of our products combined with the lack of sufficient sales to provide for these needs. We anticipate that we will continue to incur operating losses and negative cash flows during fiscal 2005. We may never achieve or sustain sufficient revenues or profitability in the future.
If we continue to experience significant losses we may be unable to maintain sufficient liquidity to provide for our operating needs.
     We reported a net loss available to common stockholders of $23.0 million in the nine months ended December 31, 2004, a net loss available to common stockholders of $56.1 million for the fiscal year ended March 31, 2004 and a net loss available to common stockholders of $37.9 million for the fiscal year ended March 31, 2003. If we cannot achieve a competitive cost structure, achieve profitability and access the capital markets on acceptable terms, we will be unable to fund our obligations and sustain our operations.

Our working capital requirements may increase beyond those currently anticipated.
     We have planned for an increase in sales and, if we experience sales in excess of our plan, our working capital needs and capital expenditures would likely increase from that currently anticipated. Our ability to meet this additional customer demand would depend on our ability to arrange for additional equity or debt financing since it is likely that cash flow from sales will lag behind these increased working capital requirements.
Our indebtedness and other obligations are substantial and could materially affect our business and our ability to incur additional debt to fund future needs.
     We now have and will continue to have a significant amount of indebtedness and other obligations. As of December 31, 2004, we had approximately $46.4 million of total consolidated indebtedness and other obligations. Our substantial indebtedness and other obligations could negatively impact our operations in the future. For example, it could:
•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the funds available to us for other purposes;

•	make us more vulnerable to failure to achieve our forecasted results, economic downturns, adverse industry conditions or catastrophic external events, limit our ability to withstand competitive pressures and reduce our flexibility in planning for, or responding to, changing business and economic conditions; and

•	place us at a competitive disadvantage to our competitors that have relatively less debt than we have.
All of our assets are pledged as collateral under our loan agreements. Our failure to meet the obligations under our loan agreements could result in foreclosure of our assets.
     All of our assets are pledged as collateral under various loan agreements with Mr. Carl Berg or related entities. If we fail to meet our obligations pursuant to these loan agreements, Mr. Berg may declare all amounts borrowed from them to be due and payable together with accrued and unpaid interest. If this were to occur, we would not have the financial resources to repay our debt and these lenders could proceed against our assets.
We depend on a small number of customers for our revenues, and our results of operations and financial condition could be harmed if we were to lose the business of any one of them.
     To date, our existing purchase orders in commercial quantities are from a limited number of customers. During the first nine months of fiscal 2005, one customer, Best Buy Company, contributed approximately 20% of revenue. During fiscal 2004, one customer, Best Buy, contributed 30% of revenue. During fiscal 2003, two customers, Alliant Techsystems Inc. and Pabion Corporation, Ltd., each contributed more than 10% of total revenues. During fiscal 2002, four customers, Hanil Joint Venture, Amperex Technology Limited, Alliant Techsystems Inc., and Samsung Corporation, each contributed more than 10% of total revenues. For fiscal 2001, four customers, Alliant Techsystems Inc., MicroEnergy Technologies Inc., Moltech Corporation, and Qualcomm, each contributed more than 10% of total revenues. We anticipate that sales of our products to a limited number of key customers will continue to account for a significant portion of our total revenues. We do not have long-term agreements with any of our customers and do not expect to enter into any long-term agreements in the near future. As a result, we face the substantial risk that one or more of the following events could occur:
•	reduction, delay or cancellation of orders from a customer;

•	development by a customer of other sources of supply;

•	selection by a customer of devices manufactured by one of our competitors for inclusion in future product generations;

•	loss of a customer or a disruption in our sales and distribution channels; or

•	failure of a customer to make timely payment of our invoices.
     If we were to lose one or more customers, or if we were to lose revenues due to a customer’s inability or refusal to continue to purchase our batteries, our business, results of operations and financial condition could be harmed.
Our business will be adversely affected if our Saphion® technology batteries are not commercially accepted.
     We are researching and developing batteries based upon phosphate chemistry. Our batteries are designed and manufactured as components for other companies and end-user customers. Our success depends on the acceptance of our batteries and the products using our batteries in their markets. Technical issues may arise that may affect the acceptance of our products by our customers. Market acceptance may also depend on a variety of other factors, including educating the target market regarding the benefits of our products. Market acceptance and market share are also affected by the timing of market introduction of competitive products. If our customers or we are unable to gain any significant market acceptance for Saphion® technology-based batteries, our business will be adversely affected. It is too early to determine if Saphion® technology-based batteries will achieve significant market acceptance.
If we are unable to develop, manufacture and market products that gain wide customer acceptance, our business will be adversely affected.
     The process of developing our products is complex, and failure to anticipate customers’ changing needs and to develop products that receive widespread customer acceptance could significantly harm our results of operations. We must make long-term investments and commit significant resources before knowing whether our predictions will eventually result in products that the market will accept. After a product is developed, we must be able to manufacture sufficient volumes quickly and at low costs. To accomplish this, we must accurately forecast volumes, mix of products and configurations that meet customer requirements, and we may not succeed.
If our products fail to perform as expected, we could lose existing and future business, and our ability to develop, market and sell our batteries could be harmed.
     If our products when introduced do not perform as expected, our reputation could be severely damaged, and we could lose existing or potential future business. This performance failure may have the long-term effect of harming our ability to develop, market and sell our products.
Our failure to cost-effectively manufacture batteries in commercial quantities, which satisfy our customers’ product specifications, could damage our customer relationships and result in significant lost business opportunities for us.
     To be successful, we must cost-effectively manufacture commercial quantities of our batteries that meet customer specifications. To facilitate commercialization of our products, we will need to further reduce our manufacturing costs, which we intend to do through the effective utilization of manufacturing partners and establishing manufacturing and development operations in our wholly-owned subsidiaries in China. We currently manufacture our batteries and assemble our products in China and Taiwan. We intend to transition additional operations to Asia over the course of fiscal 2005. We have ceased production in our Northern Ireland manufacturing facility and are attempting to sell the facility. As a consequence, we are dependent on the performance of our manufacturing partners to manufacture and deliver our products to our customers. If any of our manufacturing partners is unable to continue to manufacture products in commercial quantities on a timely and efficient basis, we could lose customers and adversely impact our ability to attract future customers.

In addition to being used in our own product lines, our battery cells are intended to be incorporated into other products. If we do not form effective arrangements with OEMs to commercialize these products, our profitability could be impaired.
     Our business strategy contemplates that we will be required to rely on assistance from OEMs to gain market acceptance for our products. We therefore will need to identify acceptable OEMs and enter into agreements with them. Once we identify acceptable OEMs and enter into agreements with them, we will need to meet these companies’ requirements by developing and introducing new products and enhanced or modified versions of our existing products on a timely basis. OEMs often require unique configurations or custom designs for batteries, which must be developed and integrated into their product well before the product is launched. This development process not only requires substantial lead-time between the commencement of design efforts for a customized power system and the commencement of volume shipments of the power system to the customer, but also requires the cooperation and assistance of the OEMs for purposes of determining the requirements for each specific application. We may have technical issues that arise that may affect the acceptance of our products by OEMs. If we are unable to design, develop, and introduce products that meet OEMs’ requirements, we may lose opportunities to enter into additional purchase orders and our reputation may be damaged. As a result, we may not receive adequate assistance from OEMs or pack assemblers to successfully commercialize our products, which could impair our profitability.
Failure to implement an effective licensing business strategy will adversely affect our revenue, cash flow, and profitability.
     Our long-term business strategy anticipates achieving significant revenue from the licensing of our intellectual property assets, such as our Saphion® technology. We have not entered into any licensing agreements for our Saphion® technology. Our future operating results could be adversely affected by a variety of factors including:
•	our ability to secure and maintain significant licensees of our proprietary technology;

•	the extent to which our future licensees successfully incorporate our technology into their products;

•	the acceptance of new or enhanced versions of our technology;

•	the rate at which our licensees manufacture and distribute their products to OEMs; and

•	our ability to secure one-time license fees and ongoing royalties for our technology from licensees.
     Our future success will also depend on our ability to execute our licensing operations simultaneously with our other business activities. If we fail to substantially expand our licensing activities while maintaining our other business activities, our results of operations and financial condition will be adversely affected.
The fact that we depend on a sole source supplier or a limited number of suppliers for key raw materials may delay our production of batteries.
     We depend on a sole source supplier or a limited number of suppliers for certain key raw materials used in manufacturing and developing our power systems. We generally purchase raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. As a result, our suppliers may not be able to meet our requirements relative to specifications and volumes for key raw materials, and we may not be able to locate alternative sources of supply at an acceptable cost. In the past, we have experienced delays in product development due to the delivery of nonconforming raw materials from our suppliers. If in the future we are unable to obtain high quality raw materials in sufficient quantities on competitive pricing terms and on a timely basis, it may delay battery production, impede our ability to fulfill existing or future purchase orders and harm our reputation and profitability.

We have four key executives, the loss of any of which could harm our business.
     Without qualified executives, we face the risk that we will not be able to effectively run our business on a day-to-day basis or execute our long-term business plan. We do not have key man life insurance policies with respect to any of our key members of management.
Our ongoing relocation of manufacturing and development operations to China is a complex process that may divert management attention, lead to disruptions in operations and delay implementation of our business strategy.
     We are relocating our manufacturing and development operations to China, which is a time-consuming and complicated process. The relocation will require physically moving and setting up operations as well as ensuring that we have adequate staffing, including administrative and executive personnel, including Joseph Lamoreux, our Chief Operating Officer, who has accepted a temporary assignment to manage our China-based operations. Some of our employees may not wish to relocate and we will have to find suitable employees in China. If the labor pool does not have adequate resources, we may have to train personnel to perform necessary functions for our manufacturing and development operations. While we intend to implement a plan to relocate our manufacturing and development operations that will minimize disruption, our failure to do so could result in service disruptions that would negatively affect our business and could reduce our revenue and result in customer dissatisfaction. Furthermore, planning for the relocation is also expected to divert the attention of our key management personnel, including Mr. Lamoreux. We cannot assure you that key management will not be distracted by planning for our relocation. We also cannot assure you that we will be able to complete the relocation efficiently or effectively, or that we will not experience service disruptions, loss in customers, or decreased revenue as a result of the relocation. Additionally, some of our key employees, including executives, may choose not to remain employed with us after the relocation. The occurrence of any of the foregoing events affecting or resulting from our move could harm our business.
We expect to sell a significant portion of our products to and derive a significant portion of our licensing revenues from customers located outside the United States. Foreign government regulations, currency fluctuations and increased costs associated with international sales could make our products and licenses unaffordable in foreign markets, which would reduce our future profitability.
     We expect that international sales of our products and licenses, as well as licensing royalties, represent a significant portion of our sales potential. International business can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:
•	changes in foreign government regulations and technical standards, including additional regulation of rechargeable batteries, technology, or the transport of lithium and phosphate, which may reduce or eliminate our ability to sell or license in certain markets;

•	impositions by foreign governments of tariffs, quotas, and taxes on our batteries or our import of technology into their countries;

•	requirements or preferences of foreign nations for domestic products could reduce demand for our batteries and our technology;

•	fluctuations in currency exchange rates relative to the U.S. dollar could make our batteries and our technology unaffordable to foreign purchasers and licensees or more expensive compared to those of foreign manufacturers and licensors;

•	longer payment cycles typically associated with international sales and potential difficulties in collecting accounts receivable, which may reduce the future profitability of foreign sales and royalties;

•	import and export licensing requirements in Europe and other regions including China where we intend to conduct business, which may reduce or eliminate our ability to sell or license in certain markets; and

•	political and economic instability in countries, including China, where we intend to conduct business, which may reduce the demand for our batteries and our technology or our ability to market our batteries and our technology in those countries.
     These risks may increase our costs of doing business internationally and reduce our sales and royalties or future profitability.
We may need to expand our employee base and operations in order to effectively distribute our products commercially, which may strain our management and resources and could harm our business.
     To implement our growth strategy successfully, we will have to increase our staff in China, with personnel in manufacturing, engineering, sales, marketing, and product support capabilities, as well as third party and direct distribution channels. However, we face the risk that we may not be able to attract new employees to sufficiently increase our staff or product support capabilities, or that we will not be successful in our sales and marketing efforts. Failure in any of these areas could impair our ability to execute our plans for growth and adversely affect our future profitability.
Competition for personnel, in particular for product development and product implementation personnel, is intense, and we may have difficulty attracting the personnel necessary to effectively operate our business.
     We believe that our future success will depend in large part on our ability to attract and retain highly skilled technical, managerial, and marketing personnel who are familiar with and experienced in the battery industry. If we cannot attract and retain experienced sales and marketing executives, we may not achieve the visibility in the marketplace that we need to obtain purchase orders, which would have the result of lowering our sales and earnings. We compete in the market for personnel against numerous companies, including larger, more established competitors who have significantly greater financial resources than we do. We cannot assure you that we will be successful in attracting and retaining the skilled personnel necessary to operate our business effectively in the future.
International political events and the threat of ongoing terrorist activities could interrupt manufacturing of our batteries and our products at our OEM facilities or our own facilities and cause us to lose sales and marketing opportunities.
     The terrorist attacks that took place in the United States on September 11, 2001, along with the U.S. military campaigns against terrorism in Iraq, Afghanistan, and elsewhere, and continued violence in the Middle East have created many economic and political uncertainties, some of which may materially harm our business and revenues. International political instability resulting from these events could temporarily or permanently disrupt our manufacturing of our batteries and products at our OEM facilities or our own facilities in Asia and elsewhere, and have an immediate adverse impact on our business. Since September 11, 2001, some economic commentators have indicated that spending on capital equipment of the type that use our batteries has been weaker than spending in the economy as a whole, and many of our customers are in industries that also are viewed as under-performing the overall economy, such as the telecommunications, industrial, and utility industries. The long-term effects of these events on our customers, the market for our common stock, the markets for our products, and the U.S. economy as a whole are uncertain. Terrorist activities could temporarily or permanently interrupt our manufacturing, development, sales, and marketing activities anywhere in the world. Any delays also could cause us to lose sales and marketing opportunities, as potential customers would find other vendors to meet their needs. The consequences of any additional terrorist attacks, or any expanded armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our markets or our business.
If we are sued on a product liability claim, our insurance policies may not be sufficient.
     Although we maintain general liability insurance and product liability insurance, our insurance may not cover all potential types of product liability claims to which manufacturers are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could harm our business.

Our patent applications may not result in issued patents, which would have a material adverse effect on our ability to commercially exploit our products.
     Patent applications in the United States are maintained in secrecy until the patents issue or are published. Since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we are the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions. We also cannot be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will issue. Furthermore, if these patent applications issue, some foreign countries provide significantly less effective patent enforcement than the United States.
     The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. Accordingly, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us in the future will afford protection against competitors with similar technology. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our operations.
If we cannot protect or enforce our existing intellectual property rights or if our pending patent applications do not result in issued patents, we may lose the advantages of our research and manufacturing systems.
     Our ability to compete successfully will depend on whether we can protect our existing proprietary technology and manufacturing processes. We rely on a combination of patent and trade secret protection, non-disclosure agreements and cross-licensing agreements. These measures may not be adequate to safeguard the proprietary technology underlying our batteries. Employees, consultants, and others who participate in the development of our products may breach their non-disclosure agreements with us, and we may not have adequate remedies in the event of their breaches. In addition, our competitors may be able to develop products that are equal or superior to our products without infringing on any of our intellectual property rights. We currently manufacture and export some of our products from China.  The legal regime protecting intellectual property rights in China is weak.  Because the Chinese legal system in general, and the intellectual property regime in particular, are relatively weak, it is often difficult to enforce intellectual property rights in China. In addition, there are other countries where effective copyright, trademark and trade secret protection may be unavailable or limited.  Accordingly, we may not be able to effectively protect our intellectual property rights outside of the United States.
     We have established a program for intellectual property documentation and protection in order to safeguard our technology base. We intend to vigorously pursue enforcement and defense of our patents and our other proprietary rights. We could incur significant expenses in preserving our proprietary rights, and these costs could harm our financial condition. We also are attempting to expand our intellectual property rights through our applications for new patents. We cannot be certain that our pending patent applications will result in issued patents or that our issued patents will afford us protection against a competitor. Our inability to protect our existing proprietary technologies or to develop new proprietary technologies may substantially impair our financial condition and results of operations.
Intellectual property infringement claims brought against us could be time-consuming and expensive to defend, and if any of our products or processes is found to be infringing, we may not be able to procure licenses to use patents necessary to our business at reasonable terms, if at all.
     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. While we currently are not engaged in any intellectual property litigation or proceedings, we may become involved in these proceedings in the future. In the future we may be subject to claims or inquiries regarding our alleged unauthorized use of a third party’s intellectual property. An adverse outcome in litigation could force us to do one or more of the following:
•	stop selling, incorporating, or using our products that use the challenged intellectual property;

•	pay significant damages to third parties;

•	obtain from the owners of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

•	redesign those products or manufacturing processes that use the infringed technology, which may not be economically or technologically feasible.
     Whether or not an intellectual property litigation claim is valid, the cost of responding to it, in terms of legal fees and expenses and the diversion of management resources, could be expensive and harm our business.
In the past we have sold oxide-based batteries containing potentially dangerous materials, which could expose us to product liability claims. These types of batteries now comprise a small portion of our available products.
     In the event of a short circuit or other physical damage to an oxide-based battery, a reaction may result with excess heat or a gas being generated and released. If the heat or gas is not properly released, the battery may be flammable or potentially explosive. We could, therefore, be exposed to possible product liability litigation. In addition, our batteries incorporate potentially dangerous materials, including lithium. It is possible that these materials may require special handling or those safety problems may develop in the future. If the amounts of active materials in our batteries are not properly balanced and if the charge/discharge system is not properly managed, a dangerous situation may result. Battery pack assemblers using batteries incorporating technology similar to ours include special safety circuitry within the battery to prevent such a dangerous condition. We expect that our customers will have to use a similar type of circuitry in connection with their use of our oxide-based products.
Risks Associated with Doing Business in China
Since some of our products are manufactured in China and we intend to transfer additional operations to China, we face risks if China loses Normal Trade Relations with the United States.
     We manufacture and export products from China. Our products sold in the United States are currently not subject to U.S. import duties. On September 19, 2000, the U.S. Senate voted to permanently normalize trade with China, which provides a favorable category of U.S. import duties. In addition, on December 11, 2001 China was accepted into the World Trade Organization (WTO), a global international organization that regulates international trade. As a result of opposition to certain policies of the Chinese government and China’s growing trade surpluses with the United States, there has been, and in the future may be, opposition to the extension of Normal Trade Relations, or NTR, status for China. The loss of NTR status for China, changes in current tariff structures or adoption in the Unites States of other trade policies adverse to China could have an adverse effect on our business.
     Furthermore, our business may be adversely affected by the diplomatic and political relationships between the United States and China. These influences may adversely affect our ability to operate in China. If the relationship between the United States and China were to materially deteriorate, it could negatively impact our ability to control our operations and relationships in China, enforce any agreements we have with Chinese manufacturers or otherwise deal with any assets or investments we may have in China.
Because the Chinese legal system in general and the intellectual property regime in particular, are relatively weak, we may not be able to enforce intellectual property rights in China and elsewhere.
     We currently manufacture and export some of our products from China.  The legal regime protecting intellectual property rights in China is weak.  Because the Chinese legal system in general and the intellectual property regime in particular, are relatively weak, it is often difficult to enforce intellectual property rights in China. In addition, there are other countries where effective copyright, trademark and trade secret protection may be unavailable or limited. Accordingly, we may not be able to effectively protect our intellectual property rights outside of the United States.

Enforcing agreements and laws in China is difficult or may be impossible as China does not have a comprehensive system of laws.
     We are dependent on our agreements with our Chinese manufacturing partners. In addition, we are currently party to a dispute with our joint venture partner in our unsuccessful Fengfan joint venture. Enforcement of agreements may be sporadic and implementation and interpretation of laws may be inconsistent. The Chinese judiciary is relatively inexperienced in interpreting agreements and enforcing the laws, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may be impossible to obtain swift and equitable enforcement of the law, or to obtain enforcement of a judgment by a court of another jurisdiction.
The government of China may change or even reverse its policies of promoting private industry and foreign investment, in which case our assets and operations may be at risk.
     China is a socialist state, which since 1949 has been, and is expected to continue to be, controlled by the Communist Party of China. Our existing and planned operations in China are subject to the general risks of doing business internationally and the specific risks related to the business, economic and political conditions in China, which include the possibility that the central government of China will change or even reverse its policies of promoting private industry and foreign investment in China. Many of the current reforms which support private business in China are unprecedented or experimental. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or the disparities of per capita wealth among citizens of China and between regions within China, could also lead to further readjustment of the government’s reform measures. It is not possible to predict whether the Chinese government will continue to be as supportive of private business in China, nor is it possible to predict how future reforms will affect our business.
The government of China continues to exercise substantial control over the Chinese economy which could have a negative impact on our business.
     The government of China has exercised and continues to exercise substantial control over virtually every section of the Chinese economy through regulation and state ownership. China’s continued commitment to reform and the development of a vital private sector in that country have, to some extent, limited the practical effects of the control currently exercised by the government over individual enterprises. However, the economy continues to be subject to significant government controls, which, if directed towards our business activities, could have a significant adverse impact on us. For example, if the government were to limit the number of foreign personnel who could work in the country, or substantially increase taxes on foreign businesses or were to impose any number of other possible types of limitations on our operations, the impact would be significant.
Changes in China’s political and economic policies could harm our business.
     The economy of China has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD. These differences include:
•	economic structure;

•	level of government involvement in the economy;

•	level of development

•	level of capital reinvestment;

•	control of foreign exchange;

•	methods of allocating resources; and

•	balance of payments position.
     As a result of these differences, our operations, including our current manufacturing operations in China, may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to the OECD member countries.
Business practices in China may entail greater risk and dependence upon the personal relationships of senior management than is common in North America and therefore some of our agreements with other parties in China could be difficult or impossible to enforce.
     The business culture of China is, in some respects, different from the business culture in Western countries and may present some difficulty for Western investors reviewing contractual relationships among companies in China and evaluating the merits of an investment. Personal relationships among business principals of companies and business entities in China are very significant in the business culture. In some cases, because so much reliance is based upon personal relationships, written contracts among businesses in China may be less detailed and specific than is commonly accepted for similar written agreements in Western countries. In some cases, material terms of an understanding are not contained in the written agreement but exist as oral agreements only. In other cases, the terms of transactions which may involve material amounts of money are not documented at all. In addition, in contrast to Western business practices where a written agreement specifically defines the terms, rights and obligations of the parties in a legally binding and enforceable manner, the parties to a written agreement in China may view that agreement more as a starting point for an ongoing business relationship which will evolve and require ongoing modification. As a result, written agreements in China may appear to the Western reader to look more like outline agreements that precede a formal written agreement. While these documents may appear incomplete or unenforceable to a Western reader, the parties to the agreement in China may feel that they have a more complete understanding than is apparent to someone who is only reading the written agreement without having attended the negotiations. As a result, contractual arrangements in China may be more difficult to review and understand. Also, despite legal developments in China over the past 20 years, adequate laws, comparable with Western standards, do not exist in all areas and it is unclear how many of our business arrangements would be interpreted or enforced by a court in China.
Our operations could be materially interrupted, and we may suffer a large amount of loss, in the case of fire, casualty or theft at one of our manufacturing or other facilities.
     Firefighting and disaster relief or assistance in China is substandard by Western standards. Consistent with the common practice in China for companies of our size and or the size of our business partners in China, neither we nor they, to our knowledge, maintain fire, casualty, theft insurance or business interruption insurance. In the event of any material damage to, or loss of, the manufacturing plants where our products are or will be produced due to fire, casualty, theft, severe weather, flood or other similar causes, we would be forced to replace any assets lost in those disasters without the benefit of insurance. Thus our financial position could be materially compromised or we might have to cease doing business. Also, consistent with customary business practices in China, we do not carry business interruption insurance.
The system of taxation in China is uncertain and subject to unpredictable change that could affect our profitability.
     Many tax rules are not published in China and those that are published can be ambiguous and contradictory leaving a considerable amount of discretion to local tax authorities. China currently offers tax and other preferential incentives to encourage foreign investment. However, the country’s tax regime is undergoing review and we cannot assure you that such tax and other incentives will continue to be made available. Currently, China levies a 10% withholding tax on dividends received from Chinese-foreign joint ventures. If we enter into a joint venture with a Chinese company as part of our strategy to reduce costs, the joint venture may be considered a Chinese-foreign joint venture if the majority of its equity interests are owned by a foreign shareholder. A temporary exemption from this withholding tax has been granted to foreign investors. However, there is no indication when this exemption will end.

It is uncertain whether we will be able to recover value added taxes imposed by the Chinese taxing authorities.
     China’s turnover tax system consists of value-added tax, consumption tax and business tax. Export sales are exempted under VAT rules and an exporter who incurs input Value Added Tax (VAT) on purchase or manufacture of goods should be able to claim a refund from Chinese tax authorities. However, due to a reduction in the VAT export refund rate of some goods, exporters might bear part of the VAT they incurred in conjunction with the exported goods. In 2003, changes to the Chinese VAT system were announced affecting the recoverability of input VAT beginning January 1, 2004. Our VAT expense will depend on the reaction of both our suppliers and customers. Continued efforts by the Chinese government to increase tax revenues could result in revisions to tax laws or their interpretation, which could increase our VAT and various tax liabilities.
Any recurrence of severe acute respiratory syndrome, or SARS, aviary flu, or another widespread public health problem, could adversely affect our business and results of operations.
     A renewed outbreak of SARS, aviary flu, or another widespread public health problem in China, where we have moved our manufacturing operations and may move additional operations, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:
•	quarantines or closures of some of our manufacturing or other facilities which would severely disrupt our operations; or

•	the sickness or death of key officers or employees of our manufacturing or other facilities.
     Any of the foregoing events or other unforeseen consequences of public health problems in China could adversely affect our business and results of operations.
Our production and shipping capabilities could be adversely affected by ongoing tensions between the Chinese and Taiwanese governments.
     Key components of our products are manufactured in China and assembled in Taiwan into end products or systems. In the event that Taiwan does not adopt a plan for unifying with China, the Chinese government has threatened military action against Taiwan. As of yet, Taiwan has not indicated that it intends to propose or adopt a reunification plan. If an invasion by China were to occur, the ability of our manufacturing and assembly partners could be adversely affected, potentially limiting our production capabilities. An invasion could also lead to sanctions or military action by the United States and/or European countries, which could further adversely affect our business.
Risks Associated with Our Industry
If competing technologies that outperform our batteries were developed and successfully introduced, then our products might not be able to compete effectively in our targeted market segments.
     Rapid and ongoing changes in technology and product standards could quickly render our products less competitive or obsolete. Other companies are seeking to enhance traditional battery technologies, such as lead acid and nickel cadmium, have recently introduced or are developing batteries based on nickel metal-hydride, liquid lithium-ion and other emerging and potential technologies. These competitors are engaged in significant development work on these various battery systems, and we believe that much of this effort is focused on achieving higher energy densities for low power applications such as portable electronics. One or more new, higher energy rechargeable battery technologies could be introduced which could be directly competitive with, or superior to, our technology. The capabilities of many of these competing technologies have improved over the past several years. Competing technologies that outperform our batteries could be developed and successfully introduced, and as a result, there is a risk that our products may not be able to compete effectively in our targeted market segments.

          We have invested in research and development of next-generation technology in energy solutions. If we are not successful in developing and commercially exploiting new energy solutions based on new materials, or we experience delays in the development and exploitation of new energy solutions, compared to our competitors, our future growth and revenues will be adversely affected.
Our principal competitors have greater financial and marketing resources than we do and they may therefore develop batteries similar or superior to ours or otherwise compete more successfully than we do.
          Competition in the rechargeable battery industry is intense. The industry consists of major domestic and international companies, most of which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than ours. There is a risk that other companies may develop batteries similar or superior to ours. In addition, many of these companies have name recognition, established positions in the market, and long-standing relationships with OEMs and other customers. We believe that our primary competitors are existing suppliers of cylindrical lithium-ion, nickel cadmium, nickel metal-hydride and in some cases non-SLI lead-acid batteries. These suppliers include Sanyo, Matsushita Industrial Co., Ltd. (Panasonic), Sony, Toshiba, SAFT E-One Moli Energy as well as the numerous lead-acid manufacturers throughout the world. Most of these companies are very large and have substantial resources and market presence. We expect that we will compete against manufacturers of other types of batteries in our targeted application segments. There is also a risk that we may not be able to compete successfully against manufacturers of other types of batteries in any of our targeted applications.
Laws regulating the manufacture or transportation of batteries may be enacted which could result in a delay in the production of our batteries or the imposition of additional costs that could harm our ability to be profitable.
          At the present time, international, federal, state, and local laws do not directly regulate the storage, use, and disposal of the component parts of our batteries. However, laws and regulations may be enacted in the future, which could impose environmental, health and safety controls on the storage, use, and disposal of certain chemicals and metals used in the manufacture of lithium polymer batteries. Satisfying any future laws or regulations could require significant time and resources from our technical staff and possible redesign which may result in substantial expenditures and delays in the production of our product, all of which could harm our business and reduce our future profitability. The transportation of lithium and lithium-ion batteries is regulated both internationally and domestically. Under recently revised United Nations recommendations and as adopted by the International Air Transport Association (IATA), our N-Charge™ Power System (Model VNC-65) and N-Charge™ Power System II are exempt from a Class 9 designation for transportation, while our N-Charge™ Power System (Model VNC-130), our K-Charge™ Power System, and U-Charge™ Power System currently fall within the level such that they are not exempt and require a class 9 designation for transportation. The revised United Nations recommendations are not U.S. law until such time as they are incorporated into the Department of Transportation (DOT) Hazardous Material Regulations. However, DOT has proposed new regulations harmonizing with the U.N. guidelines. At present it is not known if or when the proposed regulations would be adopted by the United States. While we fall under the equivalency levels for the United States and comply with all safety packaging requirements worldwide, future DOT or IATA regulations or enforcement policies could impose costly transportation requirements. In addition, compliance with any new DOT and IATA approval process could require significant time and resources from our technical staff and, if redesign were necessary, could delay the introduction of new products.
General Risks Associated with Stock Ownership
Corporate insiders or their affiliates will be able to exercise significant control over matters requiring stockholder approval that might not be in the best interests of our stockholders as a whole.
          As of February 1, 2005, our officers, directors and their affiliates as a group beneficially owned approximately 40.0% of our outstanding common stock. Carl Berg, one of our directors, beneficially owns approximately 37.0% of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. The interest of our officers and directors, when acting in their capacity as stockholders, may lead them to:

•	vote for the election of directors who agree with the incumbent officers’ or directors’ preferred corporate policy; or

•	oppose or support significant corporate transactions when these transactions further their interests as incumbent officers or directors, even if these interests diverge from their interests as stockholders per se and thus from the interests of other stockholders.
Some provisions of our charter documents may make takeover attempts difficult, which could depress the market price of our stock and limit the price that potential acquirers may be willing to pay for our common stock.
          Our board of directors has the authority, without any action by the outside stockholders, to issue additional shares of our preferred stock, which shares may be given superior voting, liquidation, distribution and other rights as compared to those of our common stock. The rights of the holders of our capital stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of additional shares of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over its market price, may decrease the market price, and may infringe upon the voting and other rights of the holders of our common stock.
At any given time we might not meet the continued listing requirements of The Nasdaq SmallCap
Market.
          Given the volatility of our stock and trends in the stock market in general, at any given time we might not meet the continued listing requirements of The Nasdaq SmallCap Market. Among other requirements, Nasdaq requires the minimum bid price of a company’s registered shares to be $1.00. On February 1, 2005, the closing price of our common stock was $3.16. If we are not able to maintain the requirements for continued listing on The Nasdaq SmallCap Market, it could have a materially adverse effect on the price and liquidity of our common stock.
Our stock price is volatile, which could result in a loss of your investment.
          The market price of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:
•	fluctuation in our operating results;

•	announcements of technological innovations or new commercial products by us or our competitors;

•	failure to achieve operating results projected by securities analysts;

•	governmental regulation;

•	developments in our patent or other proprietary rights or our competitors’ developments;

•	our relationships with current or future collaborative partners; and

•	other factors and events beyond our control.
          In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.
          As a result of this potential stock price volatility, investors may be unable to sell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the subject of securities class action litigation, this could result in substantial costs, a diversion of our management’s attention and resources and harm to our business and financial condition.

Future sales of currently outstanding shares could adversely affect our stock price.
          The market price of our common stock could drop as a result of sales of a large number of shares in the market or in response to the perception that these sales could occur. In addition these sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We had outstanding 84,933,997 shares of common stock as of December 31, 2004. In addition, at December 31, 2004, we had 14,054,600 shares of our common stock reserved for issuance under warrants and stock option plans. In connection with the potential conversion of the Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock issued on December 1, 2004, we expect that we may need to issue up to 2,152,500 shares of our common stock (based on a conversion price of $4.00).
We do not intend to pay dividends on our common stock, and therefore stockholders will be able to recover their investment in our common stock, if at all, only by selling the shares of our stock that they hold.
          Some investors favor companies that pay dividends on common stock. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, a return on an investment in our stock likely depends on the ability to sell our stock at a profit.
Our business is subject to changing regulation relating to corporate governance and public disclosure that has increased both our costs and the risk of noncompliance.
          Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the Commission, and Nasdaq, have recently issued new requirements and regulations and continue to develop additional regulations and requirements in response to recent laws enacted by Congress, most notably Section 404 of the Sarbanes-Oxley Act of 2002. Our efforts to comply with these new regulations have resulted in, and are likely to continue to result in, materially increased general and administrative expenses and a significant diversion of management time and attention from revenue-generating and cost reduction activities to compliance activities.
          In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our registered independent public accounting firm’s audit of that assessment has required, and continues to require, the commitment of significant financial and managerial resources. Although we believe that the ongoing review of our internal controls will enable us to provide an assessment of our internal controls and our registered independent public accounting firm to provide its audit opinion as of March 31, 2005 as required by Section 404 of the Sarbanes-Oxley Act of 2002, we cannot assure you that these efforts will be completed on a timely and successful basis.
          Because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.
          In the event that our Chief Executive Officer, Vice President of Finance, or registered independent public accounting firm determine that our internal controls over financial reporting are not effective as defined under Section 404 of the Sarbanes-Oxley Act of 2002, there may be a material adverse impact in investor perceptions and a decline in the market price of our stock.

FORWARD-LOOKING STATEMENTS
          This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to have been correct.
          We generally identify forward-looking statements in this prospectus using words like “believe,” “intend,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the Securities and Exchange Commission, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise.
          Some of the information contained in or incorporated by reference into this prospectus is based on market data and industry forecasts and projections, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information that they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of this information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and we cannot assure you that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

USE OF PROCEEDS
          Unless we inform you otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of our securities from time to time for working capital and other purposes as our board of directors may determine.
          We may temporarily invest net proceeds from the sale of our securities in short-term securities.
          We will not receive any proceeds from the sale of the shares by the selling stockholder. All proceeds from those sales will be for the account of the selling stockholder. See “Selling Stockholder” and “Plan of Distribution.” However, we will receive the exercise price if any of the warrants are exercised. We plan to use those proceeds for working capital.
EXCHANGE OF PREFERRED STOCK
          On July 17, 2003, we filed a registration statement registering the re-sale of the shares of common stock issuable upon conversion of our Series C Convertible Preferred Stock and shares of common stock issuable upon exercise of warrants held by the selling stockholder, and shares of common stock as dividends, and to prevent dilution. On December 2, 2004, we exchanged our then outstanding shares of Series C Convertible Preferred Stock (representing $8.6 million of stated value) for 431 shares of our newly designated Series C-1 Convertible Preferred Stock (representing $4.3 million of stated value) and 430 shares of our newly designated Series C-2 Convertible Preferred Stock (representing $4.3 million of stated value). Following the exchange all outstanding shares of Series C Convertible Preferred Stock were cancelled. The Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock carry terms substantially identical to the Series C Convertible Preferred Stock other than with respect to the conversion price which is reduced to $4.00 from $4.25, the mandatory redemption date which is extended to December 15, 2005 from December 2, 2004, and the volume weighted average price of our common stock at which we have the right to convert the preferred stock into common stock decreased from $6.38 to $6.00. In addition, the holders of the Series C-2 Convertible Preferred Stock have the option of causing the Company to redeem the Series C-2 Convertible Preferred Stock during two 30-day periods commencing on June 15, 2005 and September 15, 2005 for its stated value plus accrued but unpaid dividends.
SELLING STOCKHOLDER
          We are registering 3,462,993 shares of our common stock covered by this prospectus for offers and sales by the selling stockholder identified below. We have registered these shares to permit the selling stockholder to sell the shares when it deems appropriate. The selling stockholder may sell all, a portion or none of its shares at any time. We do not know when or in what amounts the selling stockholder may offer shares for sale under this prospectus.
          Other than the transactions that took place in connection with the placement of our Series C Convertible Preferred Stock and warrants with the selling stockholder in June 2003, the exchange of our Series C Convertible Preferred Stock for our Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock with the selling stockholder in December 2004, and the sale of approximately $7.5 million of our common stock to the selling stockholder in December 2004, neither we nor any of our affiliates have had any material relationship with the selling stockholder within the past three years.
          The following table identifies the selling stockholder, together with the number of shares of our common stock beneficially owned by the selling stockholder before the offering, the number of shares of our common stock being offered by the selling stockholder under this prospectus and the number of shares of our common stock that will be beneficially owned by the stockholder upon completion of this offering.

          In accordance with the terms of the registration rights agreement with the selling stockholder, this prospectus covers the sale of shares of common stock issuable upon conversion of our outstanding preferred stock, determined as if the preferred stock were converted in full at the conversion price of $4.00, plus shares of common stock issuable upon exercise of the related warrants, plus shares of common stock issuable as dividends on the preferred stock assuming a market price of $3.20 per share, the last reported sales price of the common stock on The National Small Cap Market on January 18, 2005, plus additional shares which may become issuable in connection with conversion of shares of the preferred stock upon the adjustment of the conversion price due to certain anti-dilution provisions of the preferred stock or in connection with dividends on the preferred stock in the event of changes in the market price of the common stock. Because the conversion price of the preferred stock may be adjusted and the market price of the common stock will vary over time, the number of shares that will actually be issued upon conversion and as dividends is variable, and when aggregated with the number of shares that may be issued in connection with exercise of the warrants, may be more or less than the 3,462,993 shares being offered by this prospectus.
          Under the certificates of designations for the Series C-1 Convertible Preferred Stock and the Series C-2 Convertible Preferred Stock and under the terms of the warrants, no selling stockholder who owns preferred stock may convert preferred stock or exercise its warrants to the extent that the conversion or exercise would cause the selling stockholder, together with its affiliates, to beneficially own more than 9.99% of the outstanding shares of our common stock following such conversion or exercise. For purposes of making this determination, shares of common stock issuable upon conversion of the preferred stock which have not been converted and shares of common stock issuable upon exercise of the related warrants which have not been exercised are excluded. The number of shares in the second and third columns does not reflect this limitation. The selling stockholder may sell all, some or none of its shares in this offering.

Number of Shares of
	Number of Shares of Our				Number of Shares		Our Common Stock
Selling	Common Stock Owned				of Our Common		Owned After the
Stockholder	Prior to the Offering				Stock Being Offered		Offering (1)
	Number		% of class				Number	% of class

Riverview Group, LLC (2)	4,980,648	(3)	6.0%	(4)	7,135,540	(5)	0	0.0%

(1) Assumes the sale by the selling stockholder of all of the shares of common stock available for sale by the selling stockholder under this prospectus and the 2,475,248 shares of common stock sold to the selling stockholder on December 2, 2004.
(2) The sole member of Riverview Group, LLC is Millennium Holding Group, L.P., a Delaware limited partnership, to which we refer to as Millennium Holding. Millennium Management, L.L.C., a Delaware limited liability company, to which we refer to as Millennium Management, is the general partner of Millennium Holding, and consequently has voting control and investment discretion over securities owned by Millennium Holding and Riverview Group, LLC. Mr. Israel A. Englander is the sole managing member of Millennium Management and as a result Mr. Englander may be considered the beneficial owner of any securities deemed to be beneficially owned by Millennium Management. The foregoing should not be considered in and of itself as an admission by any of Millennium Holding, Millennium Management or Mr. Englander as to beneficial ownership of the securities owned by Riverview Group, LLC.
(3) Consists of (a) 2,152,500 shares of common stock issuable upon conversion of the Series C-1 Convertible Preferred Stock and the Series C-2 Convertible Preferred Stock, (b) 352,900 shares of common stock issuable upon exercise of outstanding warrants, and (c) 2,475,248 shares of common stock issued on December 2, 2004.
(4) Based on 84,941,457 shares of common stock outstanding on February 1, 2005. Shares issuable upon the conversion of preferred stock, or the exercise of warrants held or exercisable within 60 days are deemed to be outstanding with respect to the calculation of that person’s percent of class. The terms of the Series C-1 Convertible Preferred Stock, the Series C-2 Convertible Preferred Stock, and the warrants provide that no holder of such security may convert either our preferred stock into shares of common stock or exercise warrants for common stock if such conversion or exercise would result in such security holder beneficially owning more than 9.99% of our outstanding common stock. Accordingly, while all shares that are issuable to the selling stockholder upon conversion of our preferred stock and exercise of the warrants are included in the number of shares being offered in the table, shares which the selling stockholder is prevented from acquiring as a result of these provisions are not shown as beneficially owned. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder.
(5) Represents the maximum number of shares that could be sold under this prospectus, assuming the holder converted all of its preferred stock into common stock, exercised all of its warrants, and received all shares of common stock issuable as dividends on the preferred stock and due to a reduction of the conversion price of the preferred stock as a result of our default of the preferred stock’s mandatory redemption provisions.
PLAN OF DISTRIBUTION
Valence Technology, Inc.
          We may offer and sell pursuant to one or more prospectus supplements, from time to time, any combination of common stock, preferred stock, debt securities or warrants at a total offering price not to exceed $50,000,000, in one or more classes or series, in one or more underwritten or other public offerings and at prices and on terms that we determine at the time of the offering. However, we also may offer and sell our securities, as applicable:
•	through agents;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers (through a specific bidding or auction process or otherwise); or

•	through a combination of any of these methods of sale.
          The distribution of our securities may be effected from time to time in one or more transactions either:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to the prevailing market prices; or

•	at negotiated prices.
          Offers to purchase our securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of our securities will be named, and any commissions payable by us to the agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.
          If we offer and sell our securities through an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which will, together with this prospectus, be used by the underwriters to make resales of our securities. If underwriters are used in the sale of any of our securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and us at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of our securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that with respect to a sale of our securities the underwriters will be obligated to purchase all such securities if any are purchased.
          If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the common stock or other securities of ours. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the common stock in connection with the offering, i.e., if it sells more shares of common stock than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing common stock in the open market. In general, purchases of common stock to reduce a short position could cause the price of the common stock to be higher than it might be in the absence of those purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase common stock on the open market to reduce their short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold that common stock as part of the offering.
          If we offer and sell our securities through a dealer, we or an underwriter will sell our securities to the dealer, as principal. The dealer may then resell our securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act, of our securities so offered and sold. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.
          We may solicit offers to purchase our securities directly and we may sell our securities directly to institutional or other investors, who may be deemed to be an underwriter within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
          We may enter into agreements with agents, underwriters and dealers under which we may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
          We may authorize our respective agents or underwriters to solicit offers to purchase our securities at the public offering price under delayed delivery contracts. The terms of these delayed delivery contracts, including when payment for and delivery of our securities sold will be made under the contracts and any conditions to each party’s performance set forth in the contracts, will be described in the applicable prospectus supplement. The compensation received by underwriters or agents soliciting purchases of our securities under delayed delivery contracts will also be described in the applicable prospectus supplement.
          Unless we specify otherwise in the related prospectus supplement, each series of securities offered by us will be a new issue with no established trading market, other than our common shares which are listed on the Nasdaq SmallCap Market. If we sell any common shares pursuant to a prospectus supplement, the shares will be listed on the Nasdaq SmallCap Market subject to official notice of issuance. We may elect to list any series of securities on any exchange, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore there may not be a liquid market for the securities.
          Any underwritten offering in which members of the National Association of Securities Dealers, Inc., or the NASD, act as underwriters will be made in compliance with NASD Conduct Rules 2710 (Corporate Financing Rule) and 2720 (Distribution of Securities of Members and Affiliates). Pursuant to these rules, underwriting compensation, as defined in the applicable NASD Conduct Rules, will not exceed 8% in connection with the offering.

Selling Stockholder
          The 3,462,993 shares of our common stock covered by this prospectus for offers and sales by the selling stockholder may be offered and sold at various times by the selling stockholder. As used in this prospectus, “selling stockholder” includes the selling stockholder named in the table above and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder is under no obligation to sell all or any of its shares.
          The sales may be made in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions:
•	on any of the U.S. securities exchanges or quotation services where shares of our common stock are listed or quoted at the time of sale, including the Nasdaq SmallCap Market, where our common stock is listed as of the date of this prospectus;

•	in the over-the-counter market;

•	in transactions other than transactions on the exchanges or quotation services or in the over-the counter market;

•	in negotiated transactions or otherwise, including an underwritten offering;

•	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and re-sell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and re-sale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transaction and transactions in which the broker-dealer solicits purchases;

•	in privately negotiated transactions;

•	through the settlement of short sales;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	short sales, including, among others, hedging transactions with broker-dealers, which may in turn engage in short sales of our common stock in the course of hedging in positions they assume;

•	a combination of any such methods of sale listed above; and

•	any other method permitted pursuant to applicable law.

          In connection with sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell those shares. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, those underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Any such discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.
          The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock it owns and if the selling stockholder defaults in the performance of its secured obligations, the pledges or secured parties may offer and sell the shares of our common stock from time to time under this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act of 1933 amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
          In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate in the sales. Brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or from its purchasers, or from both. This compensation may exceed customary commissions.
          The aggregate proceeds to the selling stockholder from the sale of our common stock offered by them under this prospectus will be the purchase price of the shares less discounts, concessions and commissions, if any. Any commissions, discounts, concessions or other fees, if any, are payable to brokers or dealers in connection with any sale of the common stock will be borne by the selling stockholder.
          In order to comply with the securities laws of certain states, if applicable, the shares must be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling stockholder complies with the exemption.
          The selling stockholders may also sell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act of 1933, if they meet the criteria and conform to the requirements of that rule.
          The selling stockholder and any participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with the sale of any shares covered by this prospectus. In such event, any commission, discount or concession these “underwriters” receive may be deemed to be underwriting compensation. In addition, because the selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act of 1933.
          We have agreed to indemnify the selling stockholder against certain losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement and expenses, including liabilities under the Securities Act of 1933.
          We have agreed to pay the expenses incurred in registering the shares of common stock being offered by this prospectus.
          To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. We will bear all costs, expenses and fees in connection with the registration of the shares (other than fees and expenses, if any, of legal counsel or other advisors to the selling stockholder and other than any underwriting discounts or selling commissions). We will not receive any of the proceeds of the sale of our common stock by the selling stockholder.

DESCRIPTION OF CAPITAL STOCK
          This prospectus contains a summary of the material terms of our capital stock, including our common stock, preferred stock, debt securities and warrants. The following description of our capital stock is subject to, and qualified in its entirety by, our Second Restated Certificate of Incorporation, as amended, which we refer to in this prospectus as our Certificate of Incorporation, and our Second Amended and Restated Bylaws, which we refer to in this prospectus as our Bylaws, both of which are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus, and by the provisions of applicable Delaware law.
          Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of January 27, 2005, 84,941,457 shares of common stock are outstanding and held of record by approximately 670 holders of record, 431 shares of our Series C-1 Convertible Preferred Stock and 430 shares of our Series C-2 Convertible Preferred Stock are outstanding and held of record by one holder. In addition, at December 31, 2004, we had 14,054,600 shares of our common stock reserved for issuance under warrants and stock option plans.
Common Stock
          Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. The common stock does not have cumulative voting rights.
          Dividends. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine.
          Any future determination as to the payment of dividends on our common stock will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by the board of directors, including the General Corporation Law of the State of Delaware, which provides that dividends are only payable out of surplus or current net profits.
          Liquidation and Dissolution. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preference of any then outstanding shares of preferred stock.
          No Preemptive or Similar Rights. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
          Holders of shares of the common stock are not required to make additional capital contributions. All outstanding shares of common stock are fully paid and nonassessable.
          Registration Rights. Certain holders of shares of our common stock are entitled to certain rights with respect to registration of those shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters, if any, may limit the number of shares to be included in the registration. In addition, the holders of these shares may require us, at our expense and subject to certain limitations, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration.
Preferred Stock
          The following description of our preferred stock, together with the additional information we include in any prospectus supplements, summarizes the material terms and provisions of the preferred stock that we may offer under this prospectus. For the complete terms of our preferred stock, please refer to our Certificate of Incorporation and Bylaws, which are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. The General Corporation Law of Delaware, as amended, also may affect the terms of our common stock.

          We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per shares. As of December 31, 2004, we have authorized 431 shares of our Series C-1 Convertible Preferred Stock, of which 431 shares are outstanding and held by one holder and we have authorized 430 shares of our Series C-2 Convertible Preferred Stock, of which 430 shares are outstanding and held by one holder.
Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock
          Voting Rights. The holders of our Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock are not entitled to vote on any matters submitted to a vote of our stockholders, expect as required by law.
          Dividends. The holders of our Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock are entitled to receive cumulative dividends payable on the stated value ($10,000) of each share at a rate of 2.0% per year. The dividends are due and payable beginning on October 1, 2004, and on the first day of each quarter of the calendar year. We may elect to pay dividends in shares of common stock.
          Conversion. The Series C-1 Convertible Preferred Stock and the Series C-2 Convertible Preferred Stock are convertible, in whole or in part, at the option of the holder at any time into shares of our common stock at $4.00 per share. If we fail to redeem the Series C-1 Convertible Preferred Stock and the Series C-2 Convertible Preferred Stock as required by their terms, then the conversion price will be reduced to 95% of the lowest closing bid price during the 3 trading days on and including the conversion date. We may prior to the maturity date, convert, at our option, all shares of Preferred Stock into shares of our common stock at $4.00 per share, if at the time of the notice of conversion certain conditions are satisfied.
          Redemption. The Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock matures on December 15, 2005, unless converted to our common stock prior to that date. The holders of the Series C-2 Convertible Preferred Stock have the option of causing us to redeem the Series C-2 Convertible Preferred Stock during two 30-day periods commencing on June 15, 2005 and September 15, 2005. We also may redeem the Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock on at least 60 days and not more than 90 days notice, when the weighted average price of our common stock over 10 consecutive trading days equals or exceeds $6.00, if at the time of the notice of redemption certain other conditions are satisfied.
          Liquidation and Dissolution. Upon our liquidation, dissolution or winding up, holders of our Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock are entitled to receive the redemption value of the preferred stock in cash out of the assets remaining after payment of all liabilities and in preference of any then outstanding shares of junior preferred stock or common stock. The Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock thereafter are entitled to share ratably with the outstanding common stock in all assets remaining after payment of all liabilities and the liquidation preference of any then outstanding shares of junior preferred stock.
          Holders of shares of the Series C-1 Convertible Preferred Stock and the Series C-2 Convertible Preferred Stock are not required to make additional capital contributions. All outstanding shares of preferred stock are fully paid and nonassessable.
Undesignated Preferred Stock
          Our board of directors has the authority, without any further vote or action by the stockholders, to issue the undesignated preferred stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences and limitations of such series to the full extent now or hereafter permitted by applicable Delaware law. The rights, preferences, privileges and restrictions of the preferred stock, may include:
•	dividend rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemption; and

•	liquidation preferences.
          Our board of directors may fix the number of shares constituting any series and the designations of these series.
          The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designations relating to each series. The prospectus supplement relating to each series will specify the terms of the preferred stock, including:
•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends will be paid, if any;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.
          We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above is not, and the description of the terms of a particular series of preferred stock in the prospectus supplement will not be complete. You should refer to the applicable certificate of designations for complete information. The prospectus supplement also will contain a description of U.S. federal income tax consequences relating to the preferred stock, if material.
          Voting Rights. The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designations.
          Other. Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or other preferred stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock or other preferred stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.
          Transfer Agent and Registrar. The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
     We may offer any combination of senior debt securities or subordinated debt securities, subject to the terms of our existing debt arrangements. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in a prospectus supplement. Further information regarding the trustee may be provided in the prospectus supplement. The form for each type of indenture will be filed as an exhibit to the registration statement of which this prospectus is a part.
     A discussion of our outstanding debt arrangements is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2004, filed with the Securities and Exchange Commission on June 18, 2004, which has been incorporated herein by reference. Our currently outstanding debt arrangements impose certain restrictions on our ability to incur additional debt. We may be restricted from issuing debt securities without waiver of these restrictions by our lenders. If we offer debt securities under this prospectus, the applicable prospectus supplement will update the information in this paragraph regarding our other outstanding indebtedness.
     The prospectus supplement will describe the particular terms of any debt securities we may offer and may supplement and/or supercede the terms summarized below. The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures to be filed as exhibits to the registration statement and the description of the additional terms of the debt securities included in the prospectus supplement.
General
     Within the total dollar amount of this shelf registration statement and subject to the terms of our existing debt arrangements, we may issue debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities may be unsecured and unsubordinated obligations and may rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.
     The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:
•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest;

•	if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•	the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•	the events of default applicable to the debt securities and the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	the affirmative and negative covenants contained in the indentures; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.
     We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.
Conversion and Exchange Rights
     The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of common stock or other securities or property to be received upon conversion or exchange would be calculated.
Subordination of Subordinated Debt Securities
     The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded.

     If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.
Form, Exchange and Transfer
     We will issue debt securities in fully registered form, without coupons, and in specified denominations and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.
     Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.
     If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.
Global Securities
     The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.
     No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:
•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.
     The depositary will determine how all securities issued in exchange for a global security will be registered.
     As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.
     Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.
     The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.
Payment and Paying Agents
     We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.
     We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.
     Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.
     The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.
Consolidation, Merger and Sale of Assets
     Unless we indicate otherwise in a prospectus supplement, each indenture will provide that, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:
•	the successor assumes our obligations under the debt securities and the indenture; and

•	we meet the other conditions described in the indenture.
Events of Default
     Unless we indicate otherwise in a prospectus supplement, events of default under each indenture will include the following:
•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to deposit any sinking fund payment when due;

•	failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

     If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.
     Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a specified percentage in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
     No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:
•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•	the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.
Modification and Waiver
     We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:
•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.
     In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a specified percentage in aggregate principal amount of the outstanding debt securities of each series that is affected. These changes may include:
•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.
     The holders of a specified percentage in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

     Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.
Defeasance
     To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures may provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:
•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.
     In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.
     We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.
     To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:
•	no event of default shall have occurred or be continuing;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.
Notices
     We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title
     We may treat the person in whose name a debt security is registered as the absolute owner for the purpose of making payment and for all other purposes.
Governing Law
     The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York.
DESCRIPTION OF WARRANTS
     The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.
     We may issue, together with other securities or separately, warrants to purchase our securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
     The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:
•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants to be issued;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.
     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.
     Exercise of Warrants. Each warrant will entitle the holder thereof to purchase for cash the amount of securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
     Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.
     Enforceability of Rights of Holders of Warrants Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as a warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrants.
Anti-Takeover Provisions of Delaware Law
     We are subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder, unless:
•	prior to the date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
     Section 203 defines “business combination” to include:
•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Indemnification of Directors and Officers and Limitation of Liability
     Our Certificate of Incorporation and Bylaws allow us to eliminate the personal liability of our directors and to indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation law.
     We also entered into indemnity agreements with each of our directors and officers, which provide for mandatory indemnity of an officer or director made party to a “proceeding” by reason of the fact that he or she is or was a director of ours, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. These agreements also obligate us to advance expenses to a director provided that he or she will repay advanced expenses in the event he or she is not entitled to indemnification. Directors are also entitled to partial indemnification, and indemnification for expenses incurred as a result of acting at our request as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by us.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the above statutory provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
Listing
     Our common stock is quoted on The Nasdaq Stock Market’s SmallCap Market under the symbol “VLNC.”

LEGAL MATTERS
     The validity of the common stock offered by this prospectus will be passed upon for us by our counsel, Akin Gump Strauss Hauer & Feld LLP, Los Angeles, California.
EXPERTS
     The consolidated financial statements incorporated in this prospectus by reference from the Annual Report on Form 10-K of Valence Technology, Inc. for the year ended March 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the company’s adoption of Statement of Financial Accounting Standard No. 142), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.
     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.
     This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits specified information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.
     We also will provide to you a copy of these filings at no cost. You may request copies of these filings by writing or telephoning us as follows: 6504 Bridge Point Parkway, Suite 415, Austin, Texas 78730 Attention, Vice President of Finance, or (512) 527-2900. In addition, you may access these filings at our website. Our website’s address is www.valence.com. The foregoing website references are inactive textual references only.
     You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement, that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We are incorporating by reference certain documents we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in documents that we file with the Securities and Exchange Commission after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including exhibits, after the date of this prospectus:
•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2004, filed on June 18, 2004;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 5, 2004; our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 9, 2004; and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, filed on February 9, 2005;

•	The description of our common stock contained in our registration statement on Form 8-A under Section 12 of the Securities Exchange Act of 1934, as amended, filed April 2, 1992, including any amendments or reports filed for the purpose of updating such description;

•	Current Report on Form 8-K, filed June 30, 2004;

•	Current Report on Form 8-K, filed July 30, 2004;

•	Current Report on Form 8-K, filed August 5, 2004;

•	Current Report on Form 8-K, filed September 3, 2004;

•	Current Report on Form 8-K, filed September 29, 2004;

•	Current Report on Form 8-K, filed November 5, 2004;

•	Current Report on Form 8-K, filed October 4, 2004;

•	Current Report on Form 8-K, filed November 4, 2004;

•	Current Report on Form 8-K, filed November 5, 2004;

•	Current Report on Form 8-K, filed November 11, 2004;

•	Current Report on Form 8-K, filed December 1, 2004;

•	Current Report on Form 8-K, filed December 6, 2004;

•	Current Report on Form 8-K, filed December 29, 2004;

•	Current Report on Form 8-K, filed January 10, 2005;

•	Current Report on Form 8-K, filed January 12, 2005;

•	Current Report on Form 8-K, filed January 20, 2005;

•	Current Report on Form 8-K, filed February 9, 2005.

     Information contained in this prospectus, modifies or supercedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.
     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission regarding this offering. The registration statement of which this prospectus is a part contains additional relevant information about us and our capital stock and you should refer to the registration statement and its exhibits to read that information.
     If you request, either orally or in writing, we will provide you with a free copy of any or all documents which are incorporated by reference into this prospectus. You may request a copy of these filings, at no cost, by writing, telephoning or e-mailing us at:
Valence Technology, Inc.
Attention: Kevin Mischnick, Vice President of Finance
6504 Bridge Point Parkway, Suite 415
Austin, Texas 78730
Telephone: (512) 527-2900; e-mail: Kevin.Mischnick@valence.com

$50,000,000
PLUS
3,462,993 SHARES OF COMMON STOCK
OFFERED BY THE SELLING STOCKHOLDER
Common Stock
(par value $0.001 per share)
Preferred Stock
(par value $0.001 per share)
Debt Securities
Warrants

Prospectus dated February 15, 2005